UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)
November 8, 2005

ORIGIN AGRITECH LIMITED
(Exact name of registrant as specified in charter)

BRITISH VIRGIN ISLANDS
(State or other Jurisdiction of Incorporation or Organization)

(Commission File Number)		(IRS Employer Identification No.)
000-51576	625 Broadway, Suite 1111 San Diego, CA 92101 (Address of Principal Executive Offices and zip code)	N/A

(619) 795-4627
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

The financial statements of Origin are prepared using Renminbi, the currency of the Peoples Republic of China (“PRC”). For convenience, the Renminbi amounts have been converted throughout the text of this Form 8-K Report into United States dollars. Until recently, the Renminbi was a controlled currency, and the exchange rate maintained by the PRC was approximately 8.27 Renminbi to one United States dollar. This is the exchange rate used for the translated dollar amounts in the text of this proxy statement/prospectus. The Chinese government has recently altered its policy toward the rate of exchange of the Renminbi versus the US dollar. Changing from a previously fixed rate policy regarding the dollar, the Renminbi has recently been permitted to float within a fixed range against a basket of currencies, including the US dollar, Japanese Yen and European Euro, which has resulted in the Renminbi being allowed to appreciate 2% +/- 0.3% vs. the dollar. Since the company’s business is presently 100 percent within the PRC, this change will have no effect on the company’s business, but will result in a concomitant increase in its after-tax earnings when stated in dollar terms. In the future, the company’s earnings stated in US dollars will fluctuate in accordance with the change in exchange rate.

Under the law of the British Virgin Islands, Agritech is authorized to issue “ordinary shares” and holders of ordinary shares are “members.” References to ordinary shares and members have been translated to common stock stockholders, which are terms more familiar to United States persons.

The following company names for the PRC related entities are used in this document: (1) State Harvest Holdings Ltd. is referred to either as “Origin” or “State Harvest,” (ii) Beijing Origin Seed Limited is referred to as “Beijing Origin” throughout this document, (iii) Henan Origin Cotton Technology Development Limited, sometimes written He Nan Origin Cotton Technology Limited, is referred to as “Henan Origin” in the text or “He Nan Cotton” in the Origin financial statements, and (iv) Changchun Origin Seed Technology Development Limited is referred to as “Changchun Origin” in the text or “Chang Chun Origin” in the Origin financial statements. The differences in names, in part, arise from the difference in writing Chinese names in English for which there are no uniform rules.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 8, 2005, Origin Agritech Limited, a company organized under the laws of the British Virgin Islands (“Agritech”), consummated the merger with Chardan China Acquisition Corp., a Delaware corporation (“Chardan”), in which merger Agritech was the survivor, and immediately thereafter it consummated the acquisition of State Harvest Holding Limited, a company organized under the laws of the British Virgin Islands (“State Harvest”), which acquisition included the controlled affiliated operating corporations, Beijing Origin Seed Limited (“Beijing Origin”), Henan Origin Cotton Technology Development Limited (“Henan Origin”), Changchun Origin Seed Technology Development Limited (“Changchun Origin”) and Beijing Origin State Harvest Biotechnology Limited (“Origin Biotechnology”) (these four companies are referred to as the “Origin Operating Companies”). (Together the Origin Operating Companies and State Harvest are sometimes referred to on a fully consolidated basis as “Origin”.)

The merger of Chardan with and into Agritech was pursuant to a Certificate of Merger and Plan of Merger between Chardan and Agritech, dated November 8, 2005.

The acquisition of State Harvest was pursuant to the Stock Purchase Agreement dated as of December 20, 2004, as amended.

At the closing, the State Harvest stockholders and their designee were paid an aggregate of $10,000,000 in cash, using the funds held in the trust account of Chardan, and were issued an aggregate of 10,000,000 shares of Agritech common stock for all the outstanding common stock of Origin. Of the cash portion of the purchase price, $250,000 has been held back for one year by Agritech to secure certain indemnification obligations of the State Harvest stockholders.

Additional purchase price payments will be made to the State Harvest stockholders and their designee, up to an aggregate of $15,000,000, if either of the following occurs during any fiscal year of Agritech after the closing date until December 31, 2008 (or June 30, 2009 if the fiscal year is changed to a July 1 - June 30 fiscal year) from funds generated in the additional financing or from operational earnings as described below:

A. If Agritech receives at least $40,000,000 in gross proceeds in additional financing as a result (i) of the call of the issued and outstanding public warrants assumed by Agritech at the closing; (ii) Agritech’s successful completion of a follow-on offering; or (iii) a private investment into Agritech by a strategic investor (“Financing Adjustment”), then Agritech will pay an additional $15,000,000 to the State Harvest stockholders and their designee; or

B. If Agritech generates net positive cash flow of $2,000,000 or more on a consolidated basis (“Earnings Adjustment”), then the State Harvest stockholders and their designee will be entitled to receive 75% of the net positive cash flow up to a maximum of $7,500,000 per fiscal year and $15,000,000 in the aggregate.

If both an Earnings Adjustment and a Financing Adjustment occur, the maximum aggregate amount to be paid to the State Harvest stockholders from one or both adjustments is $15,000,000.

As further additional purchase price, certain State Harvest stockholders and their designee will be issued an aggregate of 1,500,000 shares of common stock of Agritech for any of the next four years if, on a consolidated basis, Agritech generates after-tax profits (excluding after-tax operating profits from any subsequent acquisitions of securities that have a dilutive effect and before the expenses of this transaction and director and employee option expense) of at least the following amounts:

Year ending June 30,	After-Tax Profit

2006	$11,000,000
2007	$16,000,000
2008	$21,000,000
2009	$29,000,000

The designee, A Plus Resources Limited, a company formed under the laws of the British Virgin Islands, is owned by Ms. Song Baoquing and provided financial advisory services to the Origin Parties.

In connection with the above described acquisition, 200,000 shares of common stock were issued to a consultant to Chardan and Agritech.

All the above-mentioned shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are “restricted shares.”

On November 8, 2005, Agritech, State Harvest and the Origin Companies issued a press release announcing the closing of the above transactions (“Closing”), a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

In connection with the approval of the above described transaction, the Chardan stockholders adopted the 2005 Performance Equity Plan, which authorizes a total of 1,500,000 shares of common stock available for awards under the plan. As a result of the merger of Chardan with and into Agritech, the plan became the 2005 Performance Equity Plan of Agritech. The purpose of the plan is to enable Agritech to offer its and its affiliated companys’ employees, officers, directors and consultants whose past, present and/or potential contributions to the company have been, are or will be important to the success of Agritech, an opportunity to acquire a proprietary interest in Agritech. The various types of incentive awards that may be provided under the stock option plan will enable Agritech to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

Item 2.02 Results of Operations and Financial Condition.

Reference is made to the disclosure set forth under Item 8.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference, concerning the management’s discussion and analysis of financial statements of Origin.

Section 3 Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference, concerning the stock portion of the consideration issued to the State Harvest stockholders and a designee and to a consultant to Chardan and Agritech.

Item 3.03 Material Modification to Rights of Security Holders

Incorporated by reference from the Form S-4 (No. 333-124709), effective September 27, 2005, are the following: (A) “Chardan Redomestication Merger” found at pages 75 - 87, including the “Plan of Reincorporation and Redomestication Merger,”“Differences of Stockholders Rights,”“ Indemnification of Officer and Directors,”“Defenses Against Hostile Takeovers,”“Rights of Minority Shareholders,” and “Transfer of Agritech Securities upon Death of Holder,” (B) “Description of the Combined Company’s Securities Following the Stock Purchase” found at pages 149 -151 and (C) the Articles and Memorandum of Association of Agritech included as Exhibits B and C to the proxy statement/prospectus.

Section 5 Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

Reference is made to the disclosure set forth under Items 2.01 and 8.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosure set forth under Items 2.01 and 8.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Effective as of the Closing, and as a result of the merger of Chardan with and into Agritech, the officer positions of Chardan were eliminated and the directors of Chardan (other than Kerry Propper, Remo Richli, Steven Urbach and Michael Chermak) resigned. Messrs. Propper, Richli, Urbach and Chermak will continue as directors of Agritech. In connection with the acquisition of State Harvest, five additional persons were appointed as directors of Agritech, who are Messrs. Gengchen Han, Yashang Yang, Liang Yuan, Bailiang Zhang and DaFang Huang.

Item 5.03  Amendments to Articles of Incorporation or Bylaws.

As a result of the merger of Chardan with and into Agritech, the Articles and Memorandum of Association of Agritech are the constituent documents of the company governing shareholders rights. The forms of Articles and Memorandum of Association were filed as Exhibits B and C to the Form S-4 (No. 333-124709), effective September 27, 2005, and are incorporated herein by reference.

Item 5.06 Change in Shell Company Status

The filing that describes the material terms of the transaction by which Chardan merged with and into Agritech and Agritech acquired Origin are described in the Form S-4 (No. 333-124709), effective September 27, 2005.

Section 8

Item 8.01  Other Events.

Incorporated by reference from the Form S-4 (No. 333-124709), as effective on September 27, 2005, are the following: (A) “Enforcement of Civil Liabilities Against Foreign Persons” found at pages 11 - 12, (B) “Selected Historical Financial Information - The Origin Parties Historical Financial Information” found at page 24, (C) “Market Price Information” found at pages 28 - 29, (D) “2005 Performance Equity Plan” found at pages 88 - 96, (E) “Certain Relationships and Related Transactions” found at pages 140 - 142, (F) “Shares Eligible for Future Sale” found at page 148, and (G) “Where You Can Find More Information” found at pages153-154.

BUSINESS OF ORIGIN

General

State Harvest was established on October 6, 2004. On December 25, 2004, it entered into stock consignment agreements for the control of the Origin Operating Companies, other than Origin Biotechnology of which it owns 100% of the outstanding stock. Through the control of the four Origin Operating Companies, it will conduct operations in the field of hybrid crop seed development, production and distribution through its subsidiaries, which are Beijing Origin, Changchun Origin, Henan Origin and Origin Biotechnology, the technology-intellectual property holding and licensing company. All of the Origin Operating Companies are organized under the laws of the PRC.

The first Origin Operating Company formed was Beijing Origin, which was founded in Beijing in 1997 and began operations in 1998. The initial operations consisted of licensing existing proprietary hybrid corn seeds for development and production and initial commercial distribution of its first hybrid corn seed, YuYu 22. Although Beijing Origin and the other Origin Operating Companies have continued to license hybrid seeds from others, it is increasingly relying on its own proprietary hybrid seed varieties which it began to develop in 1998. In 2003, it began commercial distribution of OS 19, the first of Origin’s products to be entirely internally developed. To date, the majority of its revenues have depended on licensed seed. The loss of the right to grow and distribute licensed seed would result in a substantial loss of revenues to Origin and affect its ability to continue in business as it is currently operating.

The Chinese Crop Seed Market

The Chinese agricultural sector is primarily made up of small, family-owned farms. Increasingly, corn is becoming an important crop in China because it has a number of uses, including as livestock feed and a source of fuel in the form of ethanol. In addition, rice is an important human food crop and cotton is an important industrial crop.

The Chinese agricultural seed industry is fragmented, with the corn seed market being served by approximately 5,000 small, local seed suppliers. Most of these seed companies were established in the 1960s and 1970s by local county governments to address Chinese central government agricultural initiatives. They were designed at the time to provide service and support to local farmers. These local seed providers usually sell varieties of agricultural seed that have been grown in their respective locales for years.

Improved seed products have been generally available in China through large multinational suppliers, the largest being Pioneer International, Monsanto and Sygenta, each of which established operations in China more than a decade ago. These multinational companies, however, have not yet penetrated the Chinese market to any appreciable extent.

Origin was founded with a business strategy that would meet what it believes to be the needs of the small Chinese farmers. That business strategy consisted of the following elements:

(i) Relying on proprietary seed products, initially licensed and increasingly internally developed, to deliver superior value to customers and establish barriers to competition;

(ii) Devising a process for obtaining regulatory approvals for new crop seeds (a Chinese legal requirement) that has proven efficient and effective;

(iii) Establishing a broad network of farmers in several regions to participate in the seed development process and to produce crop seeds for commercial distribution once approval is received;

(iv) Creating an effective distribution system using a relatively small network of primary distributors, only one in each county with exclusive territories, with which it can deal directly and efficiently which, in turn, develop their own secondary distribution network to reach out directly to the family farmers. This distribution network is not only a means for securing and fulfilling orders, but it acts as a conduit for Origin’s marketing and technical support activities.

(v) Relying on a number of marketing activities to retain existing customers and attract new ones. These marketing activities include:

– a demonstration program that provides technical assistance to customers regarding the correct seed choice and proper cultivation methods;

– television advertising and a newsletter published three times per year that reaches nearly 2 million seed customers and provides them with information on the benefits of Origin’s products and the techniques for maximizing yields;

– a database of over 1 million customers that Origin uses to keep repeat sales at a high level, an important component of revenue growth.

(vi) Delivering service and technical support to customers throughout the growing season for its products. Customers can contact Origin through a dedicated call center that handles up to 6,000 calls per day. Field service representatives are dispatched within 48 hours of a customer’s request for help.

This business model and strategy has proven effective. Origin has increased its annual revenues by an average of more than 30% over the three year period of fiscal 2002 through fiscal 2004. Management believes that it will also increase revenues for fiscal 2005, based on the fact that Origin receives orders with deposits well in advance of the next year’s growing season, which enables it to calculate demand and make estimates of its sales volume and revenue.

Generally, Beijing Origin products carry a premium price. As explained in the Government Regulation section, approval of new seeds is granted only if seeds have an 8% or higher yield compared to control seeds and also rank in the top six of all seeds being tested in that cycle, based on monitored production in at least five different locations. Further, in China, corn, rice, cotton and other major crop seeds cannot be sold unless they pass government variety registration trials and obtain a certificate of “Authorized Crop Variety” from the Crop Variety Authorizing Committee. The committee sets standards about yields, grain quality, disease and insect resistance and requires approved seeds to meet these standards, as well as a yield increase of greater than 5% over selected base hybrids or varieties. There is no assurance that Origin’s seeds are the best in any one year or that others will not be developed that are better. By reason of this government regulation, however, it is likely that new hybrids offered in China will supplant prior approved ones in terms of quality. In addition, Beijing Origin currently provides dealers a higher profit margin, and management finds that they therefore tend to promote Origin products more actively in the market place.

Intellectual Property Base

Origin has a growing portfolio of its own seed hybrids and varieties, some of which are subject to Chinese patents and patent applications. Origin considers its proprietary products and patents to be important to its business. The basis for a patent on a seed is the use of DNA fingerprinting. The presence of a DNA fingerprint enables identification of the seed and can be used to determine if others are infringing on the patent. Origin also uses additional measures of identification, including holographic coding of each bag of seed, to limit infringement and support enforcement of its rights. Farmers can call the technical support line to verify the code, ensuring the seed is a genuine Origin product. Operators note each time a code is verified, negating the possibility of a counterfeiter’s repeatedly using the same number. Origin receives as many as 6,000 phone calls per day for technical assistance and code verification.

The patented seeds are as follows:

Patent	Name of Patent	Patent Number	Proprietor of Patent	Effective Period*
Design Patent	Packing bag	ZL 993 14865.4	Beijing Origin Limited	November 1, 1999 to October 31, 2009

Invention Patent	A method of producing hybrid corn seed	ZL 02146510.X	Beijing Origin Limited** Henan Agriculture University**	October 18, 2002 to October 17, 2022

Seed	LinAol	CAN 19990108.2	Beijing Origin Limited	March 1, 2003 to February 28, 2018
_____________________

*	Effective period means the period from approval of the patent until its expiration.

**
Henan Agricultural University and Origin share this patent relating to a proprietary method of producing hybrid corn seed. Both parties may use the method to produce seed and are not required to pay any sum to the other. Neither party has the right to allow a third party to use the patent. Those provisions are embodied in the patent and not in a separate agreement.

The following is a list of patents for which Origin has made application.

Name of Seed	Applicant	Date Filed	Date of Announcement	Filing Number
OS 3101	Beijing Origin Limited	January 13, 2004	May 1, 2004	20040020.7
OS 3102	Beijing Origin Limited	January 13, 2004	July 1, 2004	20040021.5
Zhongyou 85 (rice seed)	Beijing Origin Limited	August 24, 2004	January 1, 2005	20040347.8
OS (silage com) 5102	Beijing Origin Limited	April 7, 2005	September 1, 2005	20050215.8
OS 3108	Beijing Origin Limited	April 7, 2005	July 1, 2005	20050214.X
OS 3202	Beijing Origin Limited	April 7, 2005	July 1, 2005	20050213.1
OS 3111	Beijing Origin Limited	April 7, 2005	July 1, 2005	20050212.3

In addition, Origin has seven trademarks that have been registered in the PRC, which registrations cover periods expiring between 2009 through 2015. These trademarks include names and artwork and are used in connection with all their seed products and packaging.

Origin launched its first proprietary product in 2003 after six years of research and development. In 2004, Origin delivered three new proprietary seed products, and in 2005, to date, it has delivered four new proprietary seed products. With its research, breeding system and management, Origin is planning to introduce approximately 40 new proprietary products into the government testing and approval cycle in the calendar years 2005 through 2008. The testing and approval process takes three full years. Currently, Origin has seven products in the third and last year of the testing and approval cycle, 16 products in the second and 23 products in the first.

In addition to the development of its own proprietary seeds, Origin licenses the distribution of seeds developed by independent research and development institutions which have no commercialization ability or distribution channels of their own. Currently, Origin licenses 14 varieties of corn and two varieties of cotton seed which currently account for the majority of its sales. Under the typical license agreement, one of the Origin Operating Companies will license a designated product for exclusive production and marketing within China. The license fees vary in their method of determination, but generally they are a percentage of revenues from the sale of the variety or are a flat fee arrangement. No agreement either in the past or currently results in a payment in excess of 1% of the revenues of Origin. Beijing Origin has these types of agreements with Hubei Province Shiyan Agricultural Sciences Institute, China Academy of Sciences Microbiology Institute, and Corn Research Institution of Li County in Hebei Province and Henan Agricultural University. Except for the agreement with Hubei Province Shiyan Research Institute, which has a term expiring on January 10, 2008, these agreements generally have no term. The agreements may be terminated for breaches by either party. Origin may terminate the agreements at any time, in effect, by not producing seeds thereunder, without penalty.

Origin has joint development agreements with the Corn Research Institute of Li County, Hebei Province, under which Origin and the Institute are to develop several varieties of corn seed. Under these two agreements, Origin has developed and produced five seeds, which together have represented a substantial amount of sales in each of 2003 and 2004 as follows:

Seed Name	Percentage of 2003 Sales	Percentage of 2004 Sales
Liao No. 1	49.00%	50.50%
OS 17	1.14%	7.44%
Liyu 16	0.00%	0.11%
OS 19	0.09%	0.57%
Liyu 26	0.00%	0.02%
Total	50.23%	58.64%

The seeds developed under the agreements are exclusive to Origin until the agreements are terminated, and the Institute has agreed that it will not develop any derivative hybrids from these seeds. Moreover, the Institute will pay the government fees to protect the exclusivity rights of Origin. Origin must promote the seeds licensed under the agreements and is obligated to pay 0.4 RMB for each kilogram of seed produced by Origin, as a license fee, which has been less than 4.01% of the cost of goods sold. The agreement has no termination date, hence it continues until the parties jointly agree to terminate or the breach of the agreement by one party or the other.

Only one corn seed product, YuYu 22, is licensed on a non-exclusive basis. The YuYu 22 variety is licensed from Henan Agricultural University for an indefinite term. The university has granted Beijing Origin the right to produce, distribute and propagate the variety. The university also will provide technical materials and instructions, supervise seed quality and evaluate growing areas. It will also pursue the PRC New Plant Variety Notification for YuYu 22. Beijing Origin pays a technology license fee of 20RMB for each mu (unit of area equivalent to .164 of an acre) of seed production area per year which as been less than 1% the cost of goods sold. Beijing Origin is responsible for all the propagation costs, maintaining quality standards, and safeguarding the variety reputation and rights of the university. The YuYu22 seed product represented approximately 37% and 13% of sales in each of the fiscal years 2003 and 2004, respectively. There is no term for this agreement.

Except as discussed immediately above, no other seed products represented more than 10% of sales in these years. In addition, except as disclosed above, no one entity is responsible for a seed product or group of seed products that represent more than one percent of the revenues of Origin.

As Origin has developed and received approval for its own seeds, the number of seeds that it licenses from others has declined. Origin expects that this decline in licensing from others will continue. Origin does not consider that it is dependent on any single licensed seed product. The revenue related to licensed hybrid seeds for 2002, 2003 and 2004 was $11,682,128, $22,933,841, $35,993,245, respectively. Licensed hybrid seeds accounted for 100% of the total seed revenue in 2002 and 2003, and 98.97% of the total seed revenue in 2004. There were no revenues related to proprietary hybrid seeds in 2002 and 2003. The amount of revenue related to proprietary hybrid seeds in 2004 was $375,929, which accounted for 1.03% of the total 2004 seed revenue. For 2005, Origin projects that approximately 85% of its seed sales will be licensed seeds and approximately 15% will be its proprietary seeds. The basis for this projection is the advanced orders accompanied by deposits received to date and the inventories of seeds currently carried. Origin is currently dependent on licensed seeds for its revenues, which presents the risk that if it should not have access to the license arrangements, its revenues will be reduced substantially, and it will incur losses. In the future, Origin will pursue licensing of its own proprietary seeds to other producers as an additional source of revenue. One of the goals of the reorganization and establishment of Origin Biotechnology is to hold all of the intellectual property assets of the Origin Operating Companies. To date, Origin has not engaged in any meaningful licensing arrangements of its seeds for the production and sale by others.

Origin has also sought and received court protection of its branded seeds. In an action commenced in the Nanzhou courts in July 2004 against 12 seed companies that sold one of its corn seed products without a license, the first tribunal level ordered the defendants to cease and desist their infringement of Origin’s product and awarded damages in the amount of RMB 4,700,000 (US$567,873). The case was appealed by the defendants on the issue of the damages only, which appeal was dismissed. This case is unique in China and has demonstrated support for protecting seed production and ownership rights under the Regulations of the PRC on the Protection of New Varieties of Plants, which protects the right of an owner of a plant variety to produce and sell the varieties and propagating material.

Genetically modified (GM) seeds have not enjoyed a large share of the Chinese crop seed market to date. The timing and rate of acceptance of GM seeds in China are not yet clear. However, Origin believes that the advantages of GM seeds potentially make them a significant component of the Chinese crop seed market. As a result, it has begun its own biotech research program to develop GM seeds, giving it the future capability to enter the market as acceptance of those products grows.

Origin’s Commercial Product Development.

Origin believes that it maintains a strict seed quality control system. It was the first Chinese seed company to gain ISO9001-2000 certification. This certification is important in China because it assures that a certain quality standard is present. Also, ISO certification means that a system for monitoring customer satisfaction is in place.

To continue its position as a quality producer, the company budgets approximately 5% of its gross revenues based on the prior year results on research and development. Because of the increase in gross revenues, the actual amount spent in any year has generally been 3% of gross revenues in that year. Origin has spent RMB6,773,621 (US$818,416), RMB5,287964 (US$638,913) and RMB5,371,954 (US$649,061) in each of the years ended December 31, 2004, 2003, and 2002, respectively and RMB3,596,471 (US$434,456) for the six months ended June 30, 2005.

Also, Origin established its own stable of seed production bases in Gansu and Inner Mongolia by providing seed-producing farmers with technical training and field quality control practices. Origin believes that it has significant processing capability and uses advanced equipment for efficiency and maintaining a high quality of hybrid seeds. By employing these practices, Origin believes that it has achieved a product quality on par with that of its foreign counterparts that is consistently well received by its customers.

Origin has relationships with several academic research institutions in China, including the Chinese Academy of Science, China Agricultural Academy of Science, Beijing Agricultural Academy of Science, Henan Agricultural University and Liaoning Agricultural Academy. Origin has cooperated with these institutions through contractual research, partnering relationships and by joint-licensing various varieties of their hybrid seeds. These agreements are discussed above. One of Origin’s subsidiaries is 2.04% owned by Henan Agricultural University.

These relationships were important to Origin in its early stages to help it get started in the crop seed business, as they made available to Origin already developed and approved seeds that Origin could then put into production and distribution. As Origin has developed its internal capabilities to perform research and develop hybrid and genetically modified seeds, the importance of these relationships has diminished significantly, but they remain helpful to Origin continuing its efforts to expand its product offering and its market share.

The development of the science of genetics has permitted the creation of new species of corn, rice and cotton, rather than just new hybrid varieties. Genetically modified (GM) corn, soybean and cotton have been widely used in the United States and many other countries to guard against insect damage and to increase yields. The future potential for GM corn and rice in China exists. Since receiving Chinese government approval, cotton modified to guard against borer damage is now widely planted. Because the Chinese market has widely accepted GM cotton and the Ministry of Agriculture is beginning to promote GM rice seed as well, Origin believes that GM products will eventually be fully promoted and accepted in the Chinese market. In response to these developments, Origin initiated its own biotech program in 2000 to ensure that its technology will be ready when the market is ready.

Once approval for distribution of a new seed is obtained, the producer must turn to commercial development of the seed variety. Origin does this by distributing the seed to its network of more than 60,000 farmers, each of whom plants the hybrid to produce seeds for commercial distribution the following season. This network of local farmers who produce Origin’s seeds is an important element of Origin’s strategy to produce an increasing number of products with consistent quality.

Origin depends on this network of farmers to grow and develop its seeds for commercial distribution. A problem in this network could disrupt the introduction of a new product or the continued availability of an existing one. However, Origin has taken several measures to reduce those risks and to convert its commercial product development network into a reliable source of its products. Those measures include obtaining the cooperation of local government officials in converting land to crop seed production and offering the farmers who produce the seeds attractive returns relative to those they would receive from growing crops for sale or consumption.

National Marketing and Distribution

Origin has its own sales organization consisting of 142 persons that oversee all aspects of the distribution and retail sale network and promote the company sales to the expanding distribution chain.

Origin has established a nationwide distribution network with over 1,200 first-level distributors and over 20,000 second-level distributors and some retailers. The distributors in turn sell to the retailers and retailers sell to the farmers. This distribution network covers almost all the provinces of the PRC, excluding only Qinghai and Tibet. The top five provinces in terms of sales volume are Jilin, Sichuan, Liaoning, Chongqin and Hunan, representing 42.51% of Origin’s 2003 annual sales volume.

The terms of the Origin distributor agreement provide for territorial exclusivity, usually on a county-wide basis. To enforce exclusivity and monitor product locations, Origin assigns a code to each distributor and marks all packaging sent to the distributor with this code. Vigilant monitoring of territory integrity and enforcement of contractual penalties, which may include termination of distribution rights, provides stability and profitability within the distribution network, ensuring quality services and product availability. Origin believes that it enjoys a very positive reputation for its implementation and enforcement of this exclusive distribution system. Distributors buy Beijing Origin’s products at a wholesale price established by Origin and are required to make full payment prior to delivery. Distributors that place orders and make deposits on an order in the period August - October for sales to be made the following year are generally offered a discount. At the end of the annual sales season, Origin sets a final sales price that often is below the suggested retail price. Normally, Origin will defer recognition of revenue from deposits until services have been rendered, the price is fixed or determinable, collectibility is reasonably assured and the right of return has expired. In the seed industry in the PRC, the selling price will be determined around April or May for seeds sold during the several prior months. Advance deposit orders represent between 70% and 80% of Origin’s sales. The term of a typical distributor agreement varies depending on negotiations and the nature of the distributor and its prospective territory. There usually is an initial payment for the distribution right which is applied in whole or in part to future orders, depending upon compliance with the terms of the agreement. The agreement also delineates pricing adherence requirements and permissible discounting practices, territory, ordering and supply obligations, returns, market support and other regular business terms and dispute resolution provisions. No one distributor accounts for more than 1% of sales.

On an annual basis, Origin’s sales team assists distributors in writing monthly sales plans. These sales plans are then submitted to Origin via facsimile 30 days prior to the required seed delivery dates. Every year during the harvest season, Origin organizes corn production demonstrations in cooperation with local villages and seed distributors, to which are invited farmers and others in the seed distribution chain. At these demonstrations, Origin’s teams show their hybrid corn, explain planting techniques, discuss industry best practices and disseminate promotional materials. These marketing and production demonstrations help create new demand, not only in each village where demonstrations are held, but also in nearby villages, for both the current season and for succeeding years.

The technical service department of Origin has a 24-hour toll-free number available for farmers and distributors, through which they can obtain solutions to specific technical problems and issues of seed piracy. If on-site help is required, a Technical Assistant will arrive on location within 48 hours of a call. Origin also enlists the help of its distributors to provide help and advice to the farmer. Origin believes that its focus on customer service and technical support have helped it to build brand identity and loyalty, contributing to its total sales growth over the last several years.

Using local TV and radio broadcasts, Origin promotes its brand to over 70% of its geographic market, reaching over fourteen million individual farmer households. Additionally, Origin publishes a seasonal newspaper, “Origin News,” with a distribution to about twenty million farmers in which it addresses technical issues, shares success stories and further promotes the Origin brand. Origin News is the de facto source of product and technical information for the Chinese peasant farmer. Origin maintains a database of over 1,000,000 farmers to track buying habits and contact information.

Product and technical service brochures are provided throughout the distribution network and prove a valuable tool in promoting the sale of the corn seed product and the recognition of the Origin brand. The Origin slogan, “When buying seed, quality is paramount — trust Origin,” appears on all promotional material, helping to build the brand in all the local markets.

Future Strategy: Entering the Cottonseed and Rice Seed Markets

Since its inception in 1998, Origin has been working to develop its own hybrid cottonseed. Currently, it has two cotton products in government testing programs. After its success with corn seed sales in the Southwest of China (a primary agricultural area for rice), Origin decided to enter the rice business by taking advantage of its existing sales channels and corporate brand image. Since the business models for corn, cotton and rice production are very similar, and they share similar sales channels, part of Origin’s strategic plan is to participate in the cotton and rice seed business. To facilitate a quick start to this program, Origin plans to license a hybrid rice seed from a partner research institute for resale by the end of this year.

Government Regulation

Participation in the crop seed business is a highly regulated activity in the PRC. For a company to enter the seed business, it must obtain two licenses. One is issued at the provincial level, entitling the holder to engage in seed production in that province. This license specifies the types of seeds that may be produced. The second is a license to distribute seeds. As described below, the level of the licensee’s registered capital determines if the distribution license is issued at the national or provincial level:

•	To obtain a national distribution license, the licensee must have registered capital of at least RMB 30 million (approximately $3,750,000);

•	To obtain a provincial license to distribute hybrid seeds, the licensee requires registered capital of not less than RMB 5 million (approximately $645,000); and

•	To obtain a provincial license to distribute non-hybrid seed varieties, the licensee requires registered capital of not less than RMB 1 million (approximately $125,000).

A separate license is required to import and export seeds. To obtain this license, the applicant must have minimum registered capital of RMB 10 million (approximately $1,250,000).

Origin has a national distribution license, which entitles it to sell approved seeds in any province in the PRC.

In addition to the license(s) needed to engage in the seed production and distribution business, each seed must undergo a stringent regulatory review before it may be sold in China. A seed production company cannot receive a license to engage in seed production, regardless of the level of its registered capital, until it has secured rights to an approved seed product.

The testing of seeds for approval can be conducted at the provincial level or the national level. However, seeds that have been approved at the provincial level can only be distributed in the province in which the approval was issued. An approval at the national level means the approved seed can be distributed nationwide.

The procedure for provincial examination and approval requires the applicant to:

•	Submit the application to provincial government;

•
Go through two cycles of monitored growth in at least five different locations in the province. Seeds submitted for testing are planted together with control seeds, which is typically the most popular seed with farmers in the testing locations. Only seeds that have and increased yield of 8% or higher versus the control seeds and that rank in the top 6 among all seeds then being tested are cleared to proceed to the second year of testing, during which the results of the initial test season must be confirmed;

•	Go through one successful cycle of trial production, also in at least five different locations.

If successful, a provincial examination certificate is granted and a public announcement is made.

The procedure for national examination and approval requires the applicant to:

•	Submit the application to the Ministry of Agriculture;

•
Go through two cycles of monitored production in at least five different locations. Only seeds that have 8% or higher yield compared to control seeds and that also rank in the top 6 among all seeds being tested in that cycle can proceed to the second year of testing; and

•	Go through one successful cycle of trial production in at least five different locations.

Seeds developed outside of China must also follow the above procedures before they can be distributed in China.

The ability to process an application for approval is an important element of success, especially in view of the long timeframe associated with obtaining approval after the seed has been developed. Failures and delays in getting the approvals on a timely basis can seriously disrupt the planning that is critical to begin commercial production. A minimum of six years - three to obtain approval and three to develop the first crop of seed for commercial distribution - is required to bring a seed to market after it has been developed. Because of its extensive network of seed-producing farmers, Origin has been able to bring a new product to market consistently in the minimum time. Other seed companies often take an additional season or more to bring an approved product to market. This loss of an entire growing season can be a significant disadvantage.

Origin has been able to process successfully 12 applications for approval through the required agencies, including one in 2003, four in 2004 and seven in 2005. While no approval is assured until granted, Origin believes that it can expect to have a high number of successful product approvals for its upcoming products, and thus ensure that it will have a product base that will enable it to continue to expand its market presence.

Origin believes that it is currently in compliance with all applicable regulations relating to its business.

Stock Consignment Agreements

Under Chinese law, the initial stockholder of a Chinese joint stock corporation may not transfer its shares for three years, beginning with the date the company is incorporated. In addition, foreign ownership of businesses engaged in the development, production, marketing, distribution and sale of food crop hybrid seeds is limited to 49% pursuant to the “Regulation on the Approval and Registration of Foreign Investment Enterprises in Agricultural Seed Industry” and “The Foreign Investment Guidance Catalogue.” The Origin Operating Companies have been incorporated less than three years; therefore, Origin could not directly acquire their stock. In addition, Origin, as a non-Chinese corporation, could not directly own more than 49% of any of the Origin Operating Companies. However, Chinese law permits the owner of stock subject to those restrictions to consign rights associated with the restricted stock, as long as the owner does not transfer title ownership to the stock.

To gain control over the Origin Operating Companies (other than Origin Biotechnology, which Origin already directly owns entirely), Origin entered into a series of stock consignment agreements with shareholders of those companies. These agreements consign to Origin all of the incidents of ownership of the shares involved other than legal title, effectively transferring the control of the shares subject to the agreements to Origin. Those rights include the right to manage in all respects the shares held in title by the stockholders that are parties to them, including all stockholder rights to call meetings of stockholders, to submit stockholder proposals, to elect directors, to vote the shares on all matters and to exercise all other rights of a stockholder in respect of the shares consigned. More specifically, the consignment agreements include giving the right to select, replace and increase the number of the directors, supervisors and recommend new directors and supervisory personnel and to exercise management rights, controlling rights and decision-making power over the shares or the subject company.

The title holder of the shares has agreed not to interfere with Origin’s exercise of its rights and to cooperate fully and promptly to permit Origin to exercise its authority over the consigned shares. This includes all limitations on the ability of the consignee to transfer or dispose of the shares to someone other than Origin, give guarantees using the shares, consign the shares to another, alter the ownership proportion in any way, dispose of any rights in the ownership of the shares, and agree to any debt or restructuring of the shares. Origin has the right to take all action in respect of the consigned shares to avoid any damage or infringement of its rights, including in the event of the consigning stockholder’s bankruptcy. Origin, under the agreements, has virtually all property rights in the consigned shares, including the profits, interests, dividends, bonuses and residue assets, except for legal title. If in the future any stock subject to the consignment agreements can be legally transferred to Origin then, without further action by Origin, it shall be transferred to Origin in whole or in part for no additional consideration to the consigning stockholder.

As a result, when the 3-year restriction against transfer of the initial stockholders shares ends, 49% of the title ownership of the shares subject to the consignment agreements will automatically be reissued to Origin in its name. If and when the restriction on foreign ownership of food production companies to 49% is removed or the percentage is increased, additional shares will then be transferred to Origin. If not, the consignment agreements continue in full force and govern Origin’s rights over the shares.

The agreements are subject to force majeure limitations. The term of the agreements is initially three years, but they are automatically renewed indefinitely until both Origin and the consignor agree to terminate. There is no unilateral right of termination except in the event of a breach, in which event the non-breaching party may cancel the consignment agreement after notice and a reasonable cure period has passed and the breach continues. The consigning stockholders have warranted their authority to enter into the agreements and that Origin has the exclusive rights to control the shares that are subject to the consignment agreements. The agreements are binding on the heirs of the respective consigning stockholders.

The import of the stock consignment agreements is that Origin, and subsequently Agritech, may consolidate the financial reporting of the Origin Operating Companies whose shares are subject to stock consignment agreements in the manner of wholly and majority owned subsidiaries and enjoy the economic benefits of such subsidiaries. Each stock consignment agreement is subject to enforceability and limitations of the laws and rules of PRC. Origin may not transfer the consignment agreement, except as permitted by PRC law, such that the consignee cannot do indirectly what the title owner cannot do directly. However, Agritech may transfer its interest in Origin without limitation. If there is non-performance by the stockholder or some or all of an agreement is unenforceable, Origin and Agritech may loose the benefits of the agreements and suffer severe economic loss as a result. No assurance can be given that Origin will be able to enforce its rights vis-à-vis the consigning stockholders in the courts of the PRC, and Chardan is not aware of any cases where these types of stock consignment agreements have been interpreted by PRC courts.

Notwithstanding the foregoing, PRC counsel to the Origin Parties have opined that these agreements are enforceable under current PRC law. They have noted, however, that none of these kinds of agreements have yet been subject to judicial review or interpretation. The consignment agreements provide that if there is any interpretation of the terms by a PRC court, the agreements should be construed in such a way as to give Origin as much of the full and actual ownership and full beneficial rights and benefits of the consigned stock as is possible, so as to approximate full ownership under all applicable law.

In the event that the consignment agreement is not enforced or is terminated because of a breach by Origin that is not cured, the right to the stock would be lost and the economic rights would be terminated. However, such a termination would not terminate the technology assignment agreements, so notwithstanding the termination of a consignment agreement, Origin would continue to own the technology and intellectual property. Also, the termination of one stockholder’s consignment agreement does not cause the termination of any of the other consignment agreements, so it would only result in a reduction in consigned shares under Origin’s control.

The following is a table of the parties to the consignment agreements:

Consigned Stock	Consigning Owner	% of Shares Consigned
Beijing Origin	Han Gengchen	34.4%
	Yang Yasheng	28.675%
	Yuan Liang	25.8%
	Zhao Yuping	3.995%
	Zhang Weidong	3.13%
	Chen Weicheng	1.96%
		97.96%

Changchun Origin	Beijing Origin	99.0%
	Han Gengchen	1.0%
		100.0%

Henan Origin	Beijing Origin	90.0%
	Zhang Yingli	4.1%
	Yang Yasheng	3.86%
		97.96%

Technology Service Agreements

As part of the reorganization of the Origin Operating Companies, all of the intellectual property rights of Beijing Origin, Changchun Origin and Henan Origin are being transferred to Origin Biotechnology pursuant to technology service agreements dated December 25, 2004. The purpose of this was to permit the better management and licensing of the intellectual property that the three assignors have developed. Under the technology agreements, Origin Biotechnology will provide technical research and production and distribution services for the seeds produced by the group. These services will include support in the research and development of agricultural seeds, analysis of breeding technologies, environment and feasibility suggestions, technical tutorials and breeding field supervision, market analysis and seed promotion, insect prevention and technical education to distributors and farmers. The initial term is for three years, but the agreements are automatically renewed unless both parties agree to a termination. The fees payable under the agreements are variable, depending on differing formulae for different categories of seeds. Generally, the fees will be as follows: 1.20 Yuan RMB per kilogram of corn sold by the party receiving the technical services; 6 Yuan RMB per kilogram of rice sold by the party receiving the technical service and 12 Yuan RMB per kilogram of cotton sold by the party receiving the technical services. The fees are to be confirmed and paid at the end of each growing season.

Protections of Shareholders Against the Loss of Consigned and Assigned Assets

The structure of the consignment and technology agreements is intended to protect the assets of Origin for the shareholders of Agritech. This is a method used in China to protect the investors in a company that cannot own all the stock of a PRC company because of the laws limiting ownerships. Placing the intellectual property of the other Origin Operating Companies in Origin Biotechnology, a wholly-owned subsidiary of Origin, which is in turn a wholly-owned subsidiary of Agritech, helps to assure that Agritech will be the effective owner of the intellectual property.

Additional measures have been taken to protect the interests of Agritech. A majority of the board of directors of Agritech will be comprised of independent persons, four of which initially will be designees of Chardan. There is a voting agreement that will continue for three years pursuant to which two directors will be either Mr. Kerry Propper and one designee of his or both of his designees. The board of directors will be maintained pursuant to the listing rules of NASDAQ, which require that a majority of persons on the board of directors be independent directors and that transactions with insiders must be approved by a committee comprised of independent directors. The consignees do not qualify as independent persons under the rules of NASDAQ, and therefore they will not be eligible to be members of the audit committee. Moreover, Agritech has a code of ethics that requires fair dealing by officers and directors in transactions with the company.

Although three of the consignors of shares of the three operating companies will be officers and directors of Agritech, the above corporate governance requirements will help to prevent them from terminating the consignment agreements for their own benefit. Because a termination of a consignment agreement would be a material event, it would be disclosed in an 8-K report.

A termination of the consignment agreements would be a transfer of a substantial asset of Agritech. Pursuant to the law of the British Virgin Islands applicable to Agritech, the sale or transfer of 50% or more of the assets of the company requires approval of the shareholders. Such approval would require a meeting of the shareholders to be called and held. U.S. securities laws require that a proxy statement describing the action to be approved and the consequences of the approval must be submitted to and approved by the SEC.

Pursuant to the consignment agreements, 49% of the stock of the consigned companies will be transferred to Origin when the restrictions imposed on initial stockholder transfers terminate. Once consigned stock is transferred to Origin, it will no longer be subject to the consignment agreements and a termination of the consignment agreements will not affect ownership of that stock. Achieving that level of direct ownership will be important, as PRC law provides protection of minority shareholders against improper dealings by the majority shareholders.

Three of the consignees, Messrs. Han, Yang and Yuan, will be officers and directors of Agritech and Origin after the acquisition transaction. These three persons own 8,619,350 shares of Agritech common stock after the acquisition, representing 57% of the outstanding common stock. The other consigning parties will own an aggregate of 880,650 shares of Agritech common stock after the acquisition representing 5.8% of the outstanding common stock. Together the consigning parties own 9,500,000 shares or 62.9% of the outstanding shares. Messrs. Han, Yang and Yuan, because of their percentage ownership of shares, could influence the election of directors who would approve a cancellation of the consignment agreements resulting in a disposition of assets and could control or greatly influence the vote of shareholders in approving a disposition of assets under British Virgin Islands Law. The other consigning shareholders, because of their smaller ownership percentage, are not in a position to control a determination to cancel the consignment agreement or cause a disposition of the consigned shares by themselves, and to do so would have to be joined by at least both of Messrs. Han and Yuan to achieve an absolute majority percentage, immediately after the acquisition.

In the event that the consignment agreements are cancelled sometime in the future, then Agritech would lose the control of the three operating companies to the extent that the stock had not been transferred to Agritech previously under the terms of the consignment agreements. Such transfer due to termination would likely be for no value, and could be as a result of a breach by Agritech and Origin, although there are no material obligations for Agritech and Origin to discharge under the agreements. A termination could have an adverse impact on the entitlement of Origin to the profits of the operating companies whose stock was involved in the termination. In such event, Agritech’s profitability would be impaired, and would loose at least some of the value of their investment.

Competition

Origin faces competition at several different levels, ranging from several other private Chinese companies, local seed companies that are often extensions of the local government, and large multinational hybrid and genetically modified seed producers. Origin believes that it can compete effectively with each of these and believes that it can continue to do so into the future. Each of these groups of competitors is discussed in turn, below.

Other Large Chinese Seed Companies. Origin believes there are eight seed companies that control about 25% of the corn seed market of China. The majority of the largest crop seed companies have been in existence for considerably longer periods of time than Origin. Many of them have greater financial resources than Origin. Some of these larger entities are state owned enterprises. Origin competes within this group on the basis of its consistent product quality, brand identity, customer and technical support, enforcement of its intellectual property rights and a pipeline of proprietary products.

Local Seed Companies. The local seed companies in China are the legacy of the centrally planned agricultural economy that was predominant in China until recently. Most of these are, or were, affiliated with county governments, which played a role in determining what crops would be grown and by whom. As was often the case with planned economies, these extensions of the bureaucracy had no profit motive, and no incentive to improve efficiencies, increase sales or innovate with new products. Market expansion was limited by the tight geographic boundaries within which they were designed to operate.

The majority of these local companies lack the scale and the resources to compete with Origin in a number of ways. They lack access to the improved, proprietary hybrids that are the core of Origin’s business. For the most part they do not have effective marketing, advertising, technical support or customer service operations. The majority of Origin’s recent growth has come from acquiring customers from these operations. Origin believes that the existing trend will continue, and that eventually some of these smaller, local distributors can be integrated into Origin’s distribution network.

Multinational Seed Companies. At the opposite end of the competitive spectrum from the local seed companies are the large multinational companies, of which Pioneer International, Monsanto and Sygenta are just three. These companies present a formidable competitive threat from the standpoint of their financial resources and the high quality of their seed products. However, the unique aspects of the Chinese crop seed market, which distinguish it from the market in western countries, have proven a significant barrier to entry for these very large companies, even though they have come to the market through joint ventures formed with existing Chinese seed companies.

The principal difference between the Chinese and Western markets is that in China a large number of low volumes sales are made to local farmers, while in the West, relatively few sales of very large volumes make up the majority of product sales. As a result, Success in China depends on marketing and distributing effectively to a very large number of small customers. Relatively few Chinese companies have achieved any degree of success in doing so, and the international competitors, despite several years of trying, have not succeeded to any meaningful degree.

Another important factor limiting the competitiveness of these multinationals within the PRC is their heavy reliance on genetically modified seed products. Origin’s market research indicates that most of the superior products that the multinationals have to offer are genetically modified. GM products have not yet achieved acceptance in China. To date, a cotton seed is the only genetically modified seed product to have received approval for sale in China.

Origin relies primarily on standard hybridizing techniques to produce its improved seed varieties for the Chinese marketplace. However, Origin recognizes that genetically modified crop seeds will gain acceptance in China, and for that reason it has begun a biotech seed development program that relies on genetic modifications to improve the quality of seeds and their yields. As a result, Origin believes it is in a position to compete in the genetically modified portion of the seed market when it becomes meaningful to do so.

Should genetically modified seeds begin to gain broader acceptance in the market, as expected, the large biotech companies would become more serious competitors. However, they will also continue to face numerous obstacles in competing with Origin, including the significant lead time associated with obtaining approval of a new seed (at least six years?) and the need to establish effective sales, marketing and distribution networks to manage the large volume of small purchases that is characteristic of the Chinese market.

Employees

As of December 31, 2004, Origin and the Origin Operating Companies had approximately 400 full-time employees. Origin and the Origin Operating Companies expect to employ additional personnel as they expand their operations. Origin believes that its employee relations are good.

Origin currently has 32 research and development specialists, 142 sales people, 59 administrative staff, and 183 technicians in its production plants.

Facilities

The Origin Operating Companies own or lease manufacturing facilities, laboratories, seed production and other agricultural facilities, office space, warehouses, research stations and breeding centers in Beijing and Gansu, Henan, Helongjiang, Liaoning, Jilin, Hainan and Sichuan Provinces. The leased facilities are rented at regular commercial rates, and management believes other facilities are available at competitive rates should it be required to change locations or add facilities.

Origin owns three seed conditioning plants located in Linze (in northwest China), Changchun (in northeast China) and Zhengzhou (in central China), and leases one seed conditioning plant located in Chengdu (in southwest China). At these properties are seed processing equipment, bleachers, warehouses and other production facilities.

Origin also leases land as maize breeding stations in Harbin, Tieling (northwest China), Beijing, Zhengzhou), Chengdu, and Hainan island.

Origin has recently moved into a new corporate headquarters in Beijing. It also plans to build new space for the Linze in the Linze branch office and for Changchun Origin.

Together, the owned, leased and proposed facilities are adequate to conduct the business operations of Origin.

DIRECTORS AND MANAGEMENT

The board of directors, executive officers and key employees of Agritech are as follows:

Name	Age	Position

Gengchen Han	49	Chairman of the Board and Chief Executive Officer
Yasheng Yang	41	Director and President, Treasurer and Chief Operating Officer
Liang Yuan	47	Director and Executive Vice Chairman
Bailiang Zhang	63	Director
Da Fang Huang	63	Director
Kerry S. Propper	30	Director
Steven Urbach	29	Director
Michael D. Chermak	45	Director
Remo Richli	42	Director
Richard D. Propper, M.D.	58	Vice President for Corporate Development

Gengchen Han is the Chairman and Chief Executive Officer of Agritech and the chief executive officer of each of the Origin Operating Companies and Origin. Mr. Han is also the Executive Chairman of Beijing Origin and its affiliated companies, a position that he has held since founding the business in 1997. Dr. Han has more than 20 years of experience in research and development of hybrid seed products, particularly corn seed. From 1982 until 1984, Dr Han was a lecturer at the Henan Agriculture University. From 1984 to 1987, Dr. Han studied at Iowa State University and received his PhD degree in Plan Breeding and Cytogenics. From 1989 until 1990 he was with the International Maize and Wheat Improvement Center (CIMMYT) in Mexico. He then went to Pioneer Hi-bred International from 1990 to 1996; his positions there having included Regional Technical Coordinator for Asia/Pacific and Regional Supervisor for China Business.

Yasheng Yang is a director and the president, treasurer and chief operating officer of Agritech and is an executive officer of each of the Origin Operating Companies and Origin. He has been the President and Chief Operating Officer of Beijing Origin in its affiliated companies since 1998, principally responsible for advertising and marketing. Prior to joining Beijing Origin, from 1995 to 1997, he worked in the Fujian government as an officer, where he specialized in technology, medical and educational areas.

Liang Yuan is a director and the executive vice chairman of Agritech and is an executive officer of the Origin Operating Companies and Origin. Mr. Yang has been the chairman of Beijing Origin and its affiliated companies since 1997, principally responsible for infrastructure and public relations. Prior to joining Beijing Origin, Mr. Yuan was at the Fujian Economic Research Institute from 1985 to 1997, where he was in charge of the research and development of the regional economy in Fujian province.

Bailiang Zhang is a director of Agritech. Mr. Zhang served a president of Henan Agriculture University from 1994 to 2003, and occupied other positions in the University since 1985. As a result of his work in the field of agriculture, he has received numerous honors, including acting as a representative to the National People’s Congress, and the 51 Labor Medal, one of the highest awards given to Chinese citizens in recognition of significant contributions to the welfare of the country.

Da Fang Huang is a director of Agritech. Mr. Huang has been the director and CAAS Professor of the Biotechnology Research Institute located in Beijing, PRC since 1995. From 1993 to 1995, Mr. Huang was the Deputy Director and CAAS Professor of the Institute of Plant Protection. From 1986 to 1988 and in 1992, Mr. Huang was a visiting scientist at Cornell University and the Boyce Thompson Institute. From 1960 to 1965, Mr. Huang was working at the Beijing Agricultural University in the Department of Plant Pathology.

Kerry S. Propper is a continuing director of Agritech, the successor to Chardan. He was a founder and has been the executive vice president and a director of Chardan since its inception in December 2003. Mr. Propper is the chief executive officer and a director of each of Chardan China Acquisition Corp. II and Chardan China Acquisition Corp. III, blank check companies organized to locate and consummate business combinations in the PRC. Mr. Propper is also a principal and CEO of Chardan Capital Markets, LLC, a broker dealer, which he founded with Steven Urbach in February 2003. Mr. Propper has been the owner and chief executive officer of The Gramercy Group LLC, a New York based broker/dealer, since July 2003. From February 1999 until March 2003 Mr. Propper was a founder, owner and managing director of Windsor Capital Advisors, LLC, an investment advisory and investment banking firm located in New York. Mr. Propper also founded The Private Capital Group LLC, a small private investment firm specializing in loans and convertible preferred debt and equity offerings for small public companies, in May 2000 and was affiliated with it until December 2003. From July 1997 until February 1999, Mr. Proper served as a senior trader of Aegis Capital Corp, a broker dealer and member firm of the NASD. Mr. Propper is also currently serving as a board member of Source Atlantic, Inc., a Boston based health care technology company.

Steven Urbach is a director of Agritech. He is currently a principal in and President and Chief Financial Officer of Chardan Capital Markets, LLC, which he founded with Kerry Propper in February 2003. From February 1999 to February 2003, Mr. Urbach was a Senior Trader at Windsor Capital Advisors, LLC, a firm specializing in making markets in Nasdaq securities. From September 1997 until February 2000, Mr. Urbach worked at Chase Manhattan Bank as an analyst and portfolio manager.

Michael D. Chermak is a continuing director of Agritech, the successor to Chardan. He is currently the Chairman and Chief Executive Officer of Retail Pilot, the parent of ShopGuard USA, a private company located in San Diego, California, which he joined in 2004. ShopGuard markets tracking and security devices to the retail industry. From August 2003 to June 2004, Mr. Chermak was the Chief Executive Officer Carttronics, LLC, which made and marketed devices that prevent unauthorized removal of shopping carts from retailers’ premises. From June 2001 to July 2002, Mr. Chermak was the chief executive officer of First Opinion Corp. which develops software used to assist healthcare providers in making differential diagnoses of patients. From mid-1999 through July 2000, Mr. Chermak was a principal of eByz, LLC, a software development company that he co-founded. eByz was focused on supply chain simplification and automation software products.

Remo Richli is a director of Agritech. Mr. Richli has been engaged since 2001 in corporate finance activities through his firm, Richli Consulting, located in Switzerland and Los Angeles, California. From 1999 to 2001, Mr. Richli was a financial expert at RP Associates, a firm of finance and accounting task consultants. During his time with RP Associates, Mr. Richli was also the Chief Financial Officer of one of its clients. From 1993 to 1999, Mr. Richli had another consulting firm engaged in corporate finance consultancy for mid-sized companies in financial distress and acted as the Chief Executive Officer of client companies on a consulting basis. From 1991 to 1993, Mr. Richli worked with the Department of Finance of the City of Luzern, Switzerland.

Dr. Richard D. Propper is the Vice President for Corporate Development. He was the chairman of the board of directors of Chardan since its inception in December 2003 until November 2005. In August 2003, he formed Chardan Capital, LLC, a venture capital management and financial strategic consulting firm based in Southern California, and has been one of its managers since its formation. Through Chardan and two other companies, Dr. Propper focuses principally on building business relationships between Chinese and U.S. companies. From June 2002 to July 2003, Dr. Propper was Chief Executive Officer and Chairman of the board of Mera Pharmaceuticals, Inc., a public company that produces products from aquatic microorganisms. In 1984, he founded Montgomery Medical Ventures Funds, an early stage venture capital firm, and was the managing general partner until July 1993. He then pursued private investment activities from July 1993 until he formed Chardan Capital in June 2002. Dr. Propper received a B.S. from McGill University and an M.D. from Stanford University. He also spent ten years on the faculty of Harvard medical school as a research fellow and an assistant professor in pediatrics. Dr. Propper is the father of Kerry Propper, our chief financial officer and secretary. Dr. Propper is the Chairman of the Chardan North China Acquisition Corporation and Chief Financial Officer and Director of Chardan South China Acquisition Corporation.

Voting Agreement

Dr. Han and Messrs. Yang and Yuen have agreed that for three years after the closing of the stock purchase on November 8, 2005, they will vote or cause to be voted all of their shares of common stock in Agritech for Mr. Kerry Propper and one nominee designated (currently Mr. Steven Urbach) by Mr. Propper as directors of Agritech.

Independence of Directors

Agritech has elected to meet the listing requirements of NASDAQ in order to achieve a listing. Those requirements include having a majority of directors who are independent according to those requirements. The board of directors of Agritech will consult with the Company’s counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NASDAQ listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of Agritech has affirmatively determined that, upon the appointment to the board of directors of Agritech on the closing of the stock purchase, Messrs. Da Fang Huang, Bailiang Zhang, Steven Urbach, Michael D. Chermak and Remo Richli qualify and serve as the independent directors of Agritech for the ensuing year.

Audit Committee

As required by NASDAQ listing standards, Agritech’s audit committee must be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Agritech established an audit committee upon the consummation of the stock purchase, the members of which are: Remo Richli (chairman), Steven Urbach and Michael Chermak. The board of directors has determined that Messrs. Richli, Urbach and Chermak each has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

The board of directors believes that Mr. Remo Richli, a director of Agritech, qualifies as an “audit committee financial expert” within the meaning of all applicable rules. The board of directors believes that Mr. Richli has financial expertise from his degrees in business, his activities as a chief executive officer and chief financial officer of various companies, and his consulting activities in the areas of accounting, corporate finance, capital formation and corporate financial analysis.

Agritech adopted an audit committee charter under which the committee is responsible for reviewing the scope, planning and staffing of the audit and preparation of the financial statements. This includes consultation with management, the auditors and other consultants and professionals involved in the preparation of the financial statements and reports. The committee is responsible for performing oversight of the company’s relationship with the independent auditor. The committee also has a general compliance oversight role in assuring that the directors, officers and management comply with the ethics code of the company, review and approval of related party transactions, dealing with complaints regarding accounting, internal controls and auditing matters, and compliance with accounting and legal requirements applicable to the company.

Pursuant to the terms of its charter, the audit committee’s responsibilities include, among other things:

•    annually reviewing and reassessing the adequacy of the committee’s formal charter;

•    reviewing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;

•    reviewing analyses prepared by management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•    the engagement of the independent auditor;

•    reviewing the independence of the independent auditors;

•    reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

•    the appointment of the independent auditor;

•    approving professional services provided by the independent auditors, including the range of audit and non-audit fees; and

•    reviewing all related party transactions on an ongoing basis for potential conflicts of interest.

The audit committee will pre-approve the services to be provided by the Company’s independent auditors going forward. The audit committee also will also review and recommend to the board of directors whether or not to approve transactions between the company and an officer or director that occurs outside the ordinary course of business.

Code of Ethics

Agritech adopted a code of ethics that applies to Agritech’s directors, officers and employees and to those of its subsidiaries. A copy of the form of Agritech’s code of ethics was filed as an annex to the Agritech prospectus/proxy statement on form S-4 that was effective September 27, 2005. Requests for copies of Agritech’s code of ethics should be sent in writing to Origin Agritech Limited, 625 Broadway, Suite 111, San Diego, California 92101, Attention: Secretary.

Stock Option Committee Information

Agritech established a stock option committee with Steven Urbach and Remo Richli as its members. The purpose of the stock option committee will be to administer the company’s stock option plans, including authority to make and modify awards under such plans. Initially, the plan will be the 2005 Performance Equity Plan, as assumed by Agritech in the merger with Chardan. Since the plan has not yet been approved, the stock option committee has not had any meetings and no options or other awards have been granted under the plan.

Nominating Committee Information

Agritech formed a nominating committee in connection with the consummation of the stock purchase. The members will be Steven Urbach, Remo Richli and Michael D. Chermak, each an independent director under NASDAQ listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Agritech’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Agritech does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under applicable corporate law and the federal proxy rules. The committee will consider suggestions from individual stockholders, subject to evaluation of the proposed person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members or members of the committee, accompanied by biographical details and a statement of support for the nominee(s). The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the committee believes that persons should be actively engaged in business endeavors, have a financial background and be familiar with acquisition strategies and money management.

Director Compensation

Agritech intends to pay its non-employee directors a per diem for each board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase shares of common stock to be issued on election, exercisable at the market price of the common stock on the date of issuance, vesting immediately and exercisable for five years. The options will be issued under the stock option plan approved by the board of directors and stockholders pursuant to this proxy statement and the underlying common stock will be registered for issuance upon exercise. The amounts of compensation and numbers of shares subject to options have not been determined.

Executive Compensation

Each of Dr. Gengchen Han and Messrs. Liang Yuan and Yasheng Yang have entered into employment agreements with State Harvest. Dr. Han is employed as the chairman and chief executive officer, Mr. Yuan is the executive vice chairman and Mr. Yang is the president and chief operating officer. The agreements have a term of three years and provide for an annual salary of $250,000 and a discretionary cash bonus based on growth in the combined company’s per-share value, achievement of growth and business targets, satisfaction of company capital requirements and other criteria, as the compensation committee determines. The executives are entitled to insurance benefits, five weeks’ vacation, a car and reimbursement of business expenses and, if necessary, relocation expenses. The agreements are terminable by State Harvest for death, disability and cause. The executive may terminate for good reason, which includes State Harvest’s breach, the executive’s loss of his seat on the board of directors, and change of control. In the event of termination for good reason, the executive will receive two years’ compensation and benefits. The agreements contain provisions for the protection of confidential information and a three-year-after employment non-competition period within China. In the purchase agreement, there is an additional non-competition agreement applicable to these persons for the greater of five years after consummation or two years after employment that includes Hong Kong and Taiwan, in addition to China.

The following sets forth summary information concerning the compensation paid by Origin to Gengchen Han, Liang Yuan and Yasheng Yang during the last three fiscal years.

Management Compensation Summary

Annual Compensation
Name	Year	Salary ($)	Bonus ($)
Gengchen Han	2002 2003 2004	50,051 52,920 —	0 66,672 —
Liang Yuan	2002 2003 2004	21,140 18,663 —	0 50,004 —
Yasheng Yang	2002 2003 2004	33,739 36,612 —	0 55,576 —

Since its formation, neither Origin nor any of the Origin Operating Companies has granted any pension plans, stock options or stock appreciation rights, any awards under long-term incentive plans, or any other non-cash compensation.

Executive Compensation Determination

It is the intention of Agritech to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a compensation committee. At this time, Agritech does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements and the Stock Purchase Agreement provides for equity-based incentive compensation, all of which agreements were negotiated by the Chardan board of directors in arms-length negotiations.

Key Employee Compensation

Dr. Richard D. Propper serves as the Vice President, Corporate Development without compensation or written agreement. Chardan Capital LLC, an affiliate of Dr. Propper, will provide a variety of ongoing services to Origin on a month-to-month basis, terminable on thirty days’ notice, without penalty, at a monthly cost to Origin of $30,000.

Beneficial Ownership of Securities of Agritech

The following table sets forth information with respect to the beneficial ownership of Agritech common shares immediately after the consummation of the acquisition of Origin by:

•	each director and executive officer; and

•	all directors and officers as a group.

Name	Shares of Chardan Common Stock	Percentage of Outstanding Common Stock(*)
Gengchen Han(1)(2) Chairman of the Board and Chief Executive Officer	3,336,400	22.0%
Yasheng Yang(1)(3) President, Treasurer and Chief Operating Officer and Director	1,946,550	12.9%
Liang Yuan(1)(4) Executive Vice Chairman and Director	3,336,400	22.0%
Bailiang Zhang(1) Director	-0-	-0-
Da Fang Huang(1) Director	-0-	-0-
Kerry Proper(5)(6) Director	444,292	2.9%
Steven Urbach(5) Director	72,917	0.5%
Michael D. Chermak(5) Director	-0-	-0-
Remo Richli(5) Director	-0-	-0-
Richard D. Propper, M.D.(5)(7) Vice President for Corporate Development	515,375	3.4%
Directors and officers as a group (10 persons)(8)	9,651,934	61.7%

____________________________________
*	Beneficial ownership and percentage has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o 21 Shengmingyuan Road, Changping District, Beijing PRC 102206.

(2)
The shares reported in the above table are held by Dr. Han through a personal holding company, Sinodream Limited, a company formed under the laws of the British Virgin Islands of which he is the sole officer and director. Therefore, Dr. Han will have voting and dispositive authority over all the shares.

(3)
The shares reported in the above table are held by Mr. Yang through a personal holding company, Leekdon Limited, a company formed under the laws of the British Virgin Islands of which he is the sole officer and director. Therefore, Mr. Yang will have voting and dispositive authority over all the shares.

(4)
The shares reported in the above table are held by Mr. Yuan through a personal holding company, Bonasmart Limited, a company formed under the laws of the British Virgin Islands of which he is the sole officer and director. Therefore, Mr. Yuan will have voting and dispositive authority over all the shares.

(5)	Unless otherwise indicated, the business address of each of the individuals is c/o 625 Broadway, Suite 1111, San Diego, CA 92101.

(6)	Includes 267,250 shares of common stock issuable upon exercise of publicly traded common stock purchase warrants.

(7)	Includes 271,250 shares of common stock issuable upon exercise of publicly traded common stock purchase warrants.

(8)	See notes 6 and 7 above.

RISK FACTORS

If Origin does not manage their growth successfully, their growth and chances for continued profitability may slow or stop.

Origin has expanded their operations rapidly during the last several years, and it plans to continue to expand with new seed products and distribution outlets. This expansion has created significant demands on their administrative, operational and financial personnel and other resources, particularly its need for working capital. Additional expansion in existing or new markets and new lines of business could strain these resources and increase its need for capital, which may result in cash flow shortages. Origin’s personnel, systems, procedures, controls and existing space may not be adequate to support further expansion.

Origin has a short operating history and is subject to the risks of a new enterprise, any one of which could limit growth and product and market development.

Origin’s short operating history makes it difficult to predict how their businesses will develop. Accordingly, Origin faces all of the risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market for, and uncertain market acceptance of, its products and services;

•
the evolving nature of the crop seed business in PRC, where significant consolidation is likely to occur, leading to the formation of companies better able to compete with Origin than is currently the case; and

•	the risks of competition, technological change or evolving customer preferences could harm sales of their products or services.

If Origin is not able to meet the challenges of building their businesses and managing their growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.

The profitability of Origin’s businesses will decrease if it does not continue to find and market products considered valuable by Chinese farmers.

The profitability of Origin’s seed business depends on recurring and sustained reorders. Reorder rates are inherently uncertain due to several factors, many of which are outside Origin’s control. These include changing customer preferences, competitive price pressures, failure to develop acceptable new products, development of higher quality products by competitors and general economic conditions.

Whether or not a consignment agreement is terminated depends on the consensus of the Agritech board and the consignees, the result of which termination would be a possible loss of some rights or assets held by Agritech without receiving fair value in return.

The consignment agreements relating to the control of the stock of three of the operating companies of Origin (not including Origin Biotechnology) may be terminated after three years upon the mutual approval of Origin and the consignees. Three of the consignees, Messrs. Han, Yang and Yuan, are also officers and directors of Agritech and Origin. These three persons own, in the aggregate, 8,619,350 shares of Agritech common stock, or 57% of the issued and outstanding common stock after the acquisition. Holding such amount of stock will allow them to control or greatly influence the selection of directors and matters submitted to a vote of stockholders. One of the things they could vote to do is terminate the consignment agreements.

There are corporate protections in place to protect the interests of Agritech and therefore Origin, such as an independent board of directors, an audit committee of independent persons that must approve insider transactions, a code of ethics requiring fair dealing with the company, and the British Virgin Islands statutory provision that a disposition of more than 50% of the assets of a company must be approved by a majority of the stockholders. Moreover, if consigned stock is transferred to Origin as provided in the agreements when the restrictions under PRC law allow, that stock will thereafter not be subject to the consignment agreements, the termination of which would then have no effect as to ownership of that stock. There are also legal protections for minority stockholders under PRC law. However, if the consignment agreements should be terminated, then Agritech would loose its rights with respect to the consigned stock and profits of the issuing corporation. Such a loss would impair the value of the corporation and would reduce its ability to generate revenue.

Three of the Origin Operating Companies will be controlled subsidiaries through stock consignment agreements rather than by direct ownership of shares, the terms of which may have to be enforced, which would require Agritech to incur extra costs, create uncertainty as to ownership of the operating businesses involved and the possible loss of rights.

PRC law does not permit the transfer of shares in a Chinese joint stock company within three years of its formation. These legal restrictions prevent Agritech, through Origin, from having full ownership of the stock of three of the Origin Operating Companies currently because they underwent restructuring in 2003. In addition, under PRC law foreign entities are not currently permitted to own more than 49% of a seed production company. In order to address those restrictions, Origin, a non-Chinese entity that cannot directly own the shares of three of the Chinese Operating Companies, will instead hold the right to control the shares in all respects, including voting, dividends, nomination of directors, and corporate management, through stock consignment agreements executed by the owners of the stock of these companies. When the shares can be transferred, they will be transferred over to Origin for no additional consideration. These agreements are commonly used in the PRC, and Chardan has consulted its Chinese counsel and been assured of their efficacy and enforceability. Chardan has also received an opinion to that effect from Origin’s Chinese counsel.

There is the risk, however, that a consigning stockholder will not fulfill its obligations under the stock consignment agreement. In that event, Origin may need to resort to PRC courts to have its rights under the agreements enforced. Such enforcement will cause Origin to incur legal expenses. In addition, while the case is pending there will be uncertainty regarding the rights of Origin as to the Origin Operating Companies involved. In addition, a PRC court may decide not to enforce the agreements in part or at all. To the extent these agreements are neither observed nor enforced as intended, the Origin Operating Companies will not be controlled by Origin as intended which will affect their value to Origin and restrict the ability to obtain the income and other rights of ownership associated with the consigned stock. It may also prevent the consolidation of their financial statements, which would reduce the reported earnings of the consolidated companies. The uncertainty of ownership may also affect the market value of the company.

Origin is currently dependent on licensed seed products for the majority of it revenues, and if it loses the right to produce and sell licensed seeds, it will loose substantial revenues and suffer substantial losses.

The revenue related to licensed hybrid seeds for 2002, 2003 and 2004 was $11,682,128, $22,933,841, $35,933,245, respectively. Licensed hybrid seeds accounted for 100% of the total seed revenue in 2002 and 2003, and 98.97% of the total seed revenue in 2004. There were no revenues related to proprietary hybrid seeds in 2002 and 2003. The amount of revenue related to proprietary hybrid seeds in 2004 was $375,929, which accounted for 1.03% of the total 2004 seed revenue. On the basis of orders received with deposits and its inventories of seeds for 2005, Origin projects that approximately 85% of its seed sales will be licensed seeds and approximately 15% will be its proprietary seeds. Origin sells a majority of seeds developed and produced under its license agreements with the Corn Research Institute Li County, Hebei Province and the Henan Agricultural University, representing respectively 48.19% and 35.3% of sales in 2003, and 58.64% and 13.2% of sales in 2004. If Origin is not able to develop and produce the licensed seed products or if the current license agreements are terminated, it will suffer a substantial loss of revenue and will suffer substantial business losses.

Origin, due to its size and short operating history, depends substantially on a few key personnel who, if not retained, could cause declines in productivity and profitability and loss of strategic guidance, all of which would diminish the prospects of the company and value to investors.

Due to their size and short operating history, Origin’s success depends to a large extent upon the continued service of a few executive officers and key employees, including:

•	Dr. Gengchen Han;

•	Dr. Yasheng Yang; and

•	Liang Yuan.

The loss of the services of one or more of these key employees could have an adverse effect on Origin and the Origin Operating Companies, as each of these individuals played and continues to play a significant role in developing and executing the overall Origin business plan and maintaining customer relationships and proprietary technology systems. While none of these key personnel is irreplaceable, the loss of the services of any of these individuals would be disruptive to the business. Origin believes that its overall future success depends in large part upon its ability to attract and retain highly skilled managerial and marketing personnel. There can be no assurance that Origin will be successful in attracting and retaining such personnel on terms acceptable to them. Inadequate personnel will limit growth of the company, and will be seen as a detriment to the prospects of the company, leading potentially to a loss in value for investors.

If Origin does not comply with applicable government regulations, it may be prohibited from continuing some or all of their operations, resulting in a reduction of growth and ultimately market share due to loss of competitive position.

The revenue of Origin depends on receiving approval from the PRC government to market new seed hybrids that Origin is developing and will develop. In addition, there may be circumstances under which the approvals granted are subject to change without substantial advance notice, and it is possible that Origin could fail to obtain the approvals that they require to expand their business as they intend to do. The failure to obtain or to maintain such approvals would limit the number and quality of products that Origin would be able to offer. This reduction in product offerings would cause a reduction in the growth previously experienced and over time would result in loss of market share from the competitive pressures of seeds developed by others that would likely be better than the Origin products.

The single business line of crop seed development and production does not permit Origin to spread its business risks among different business segments, such that a disruption in its seed production or the industry would hurt the company more immediately and directly.

After the stock purchase Origin will operate only in the crop seed business. Without business line diversity, Origin will not be able to spread the risk of its operations. Therefore, its business opportunities, revenues and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the industry, such as the absence of farmer credit and payment disruptions and customer rejection of modified crop seeds. If there is a disruption as described above, the revenues and income of the Origin will be reduced, and the business operations may have to be scaled back.

Natural disaster could damage seed production, in which event Origin will suffer a loss of production and will suffer the consequential losses of revenues, market disruption and reputation, and there is no agriculture insurance in the PRC to cover loss of seed crops.

Origin produces its seeds using a network of approximately 60,000 farmers, which plant the crops and harvest the seeds for use as crop seeds for the next growing season. As a result, the source of supply for Origin’s seeds is subject to all of the risks associated with any agricultural enterprise, including widespread drought, pestilence or other natural disasters. While the use of such a large number of farmers provides some protection against a widespread failure of any particular crop, the majority of the seed production farmers are located in a just two provinces, making them subject to risks that are somewhat local in nature. Origin has attempted to manage this risk by obligating itself to pay the farmers who produce its seeds only for the quantity of seeds that they produce, thus limiting its expenses somewhat. However, in the event of a widespread failure of the seed crop, Origin would likely sustain substantial operating losses, due to both the fact that a significant portion of Origin’s expenses are fixed overhead and that the loss of a large portion of a seed crop would limit Origin’s revenues significantly. Although insurance to protect against such a risk is available in many jurisdictions, such insurance is not available in the PRC.

Origin relies on its network of 60,000 farmers for production of its seeds, and although its relationship with those farmers has been stable in the past, there are no assurances that those relationships will remain stable in the future, the result of which could limit the amount of seed products available to Origin for sale to customers and customer loyalty.

Origin believes it maintains a favorable relationship with the farmers in the seed production network by paying them a higher price for their crop seeds than they would receive by producing crops for sale in the market. In addition, the large number of farmers on which Origin relies to produce crop seeds means that no one or even several of them can, acting independently, adversely and materially affect the business of Origin. However, events such as a shift in pricing caused by an increase in the value of food crops rather than seed crops, increase in land prices or competition could disrupt the chain of supply. Any of these disruptions could limit the supply of seeds that Origin obtains, adversely affecting supply and thereby lowering revenues from the lack of product to sell. Such disruption could also damage distributor relationships and farmer loyalty to the brand if Origin cannot supply the quantity of seed expected from them.

The corn seed prices and sales volumes may decrease in any given year with a corresponding reduction in sales, margins and profitability.

During most of the brief existence of Origin, the corn seed market has been stable in the PRC, but in the past, it was marked by periods of instability. In the future there may be periods of instability during which commodities prices and sales volume might fluctuate greatly. Commodities can be affected by general economic conditions, weather, disease and aspects of demand such as financing, competition and trade restrictions. Although Origin has followed a branded product strategy to differentiate its products from those of other crop seed producers, the crop seed market continues to behave as a commodity market. As a result, the price that Origin is able to demand for its seeds is somewhat dependent on the size of the supply of its seeds and the seeds of other producers. Therefore, the potential exists for fluctuation in supply, and consequently in price, in Origin’s own markets, even in the absence of significant external events that might cause volatility. As a result, the level of revenues that Origin receives in any given year is subject to change. Because decisions are made regarding the level of production prior to the time that the volume of orders and the market price for those orders is known, it is possible that Origin will have too much or not enough product available, each with the attendant impact on revenues, margins and profitability.

Origin’s revenues depend on the ability of a large number of small farmers buying the seed for cash because financing for purchases of this size and type is not available; therefore, if a substantial number of Origin’s customers become unable to pay for seed, Origin’s sales, revenues and profitability will decline.

Origin has a large and diversified customer base, with no single customer representing even 1% of its revenues. The large customer base provides some protection against the loss of revenues due to the inability of a significant number of Origin’s customers paying for the seed that has been previously ordered. The unavailability of credit for farmers in China further reduces the ability of those farmers to withstand the effects of difficult economic times. The lack of credit could prevent them from fulfilling their purchasing commitments with the result that Origin’s revenues and profitability would be reduced.

Competition, both domestic and foreign, may slow or reverse Origin’s recent rapid growth, which could result in a decrease in margins and cause an operating loss.

Competition may develop from consolidation within the Chinese seed industry and privatization of seed producers that are extensions of the county governments. A number of companies are developing using more efficient business models. Competition may develop from foreign seed producers who have high-quality products. As competition develops, Origin will expect its recent rapid growth to slow and will probably experience a reduction in margins. As marketing expenses increase, it may experience operating losses.

Technological change in creating seed hybrids could adversely affect Origin’s business, causing a loss in business opportunities, market share and revenues.

Origin currently relies upon traditional methods of creating crop seed hybrids to develop its new products. While these methods are highly effective, there has been an increase in the development of genetically modified agricultural products to increase the quality and quantity of crop yields. This new genetic technology is controversial, and it has not been widely accepted in many regions of the world, including China. However, as the ability to use genetic modification to produce seeds that are superior to or less costly than those that Origin produces by traditional methods increases, the threat of competition from this source becomes more realistic. A number of factors that are difficult to predict, such as a shift among farmer and consumer attitudes making these kinds of products more or less acceptable, affect the extent to which this potential threat could affect Origin’s business prospects.

Origin is taking steps to respond to the competition risk presented by genetically modified agricultural products. It has commenced its own research and development efforts for genetically modified seeds, and it has entered into agreements with other research institutions in China working on genetic modifications that give Origin the right to market the seeds they develop. However, there can be no assurance that these efforts will be successful in producing improved seed varieties that are able to compete with those produced by other genetically-modified seed producers.

If Origin does not comply with PRC regulations, it may not be able to operate its business or be fined, causing an adverse effect on its business, operations and revenues.

The PRC has many regulations relating to the seed business, including obtaining and maintaining operating licenses. Seed products also must be licensed and undergo a stringent review process before they may be sold in China. Although Origin currently has all the necessary licenses, and it believes it is in compliance with applicable laws and regulations for its business, if it is not in compliance, then it may be fined or lose the ability to sell a particular seed or operate its business altogether. If the fines are substantial or the ability to sell or operate is withdrawn, it will result in additional costs or the loss of revenues and perhaps the ability to continue as a business.

If the PRC does not leave in place or continue to expand its economic reforms, the result may be to interfere with the growth of private businesses in the PRC such as Origin.

Since the late 1970’s, the PRC has been reforming its economic system and changing from a planned economy based on governmental dictates and priorities to one that uses market forces to influence deployment of economic resources, labor and capital and to determine business endeavors. It is impossible to predict whether or not the government will continue to encourage economic liberalization and further release its control over the economy and encourage private enterprise. We also cannot predict the timing or extent of future economic reforms that may be proposed. Any reimposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent Origin needs additional capital, any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper Origin’s ability to find capital outside of the PRC. Such restrictions may also discourage exercise of the outstanding warrants of Chardan and assumed by Agritech.

The economy of China has been experiencing unprecedented growth, leading to some inflation. If the government tries to control inflation by traditional means of monetary policy or returns to planned economic techniques, Origin’s business will suffer a reduction in sales growth and expansion opportunities.

The rapid growth of the Chinese economy has resulted in higher levels of inflation. If the government tries to control inflation, it may have an adverse effect on the business climate and growth of private enterprise in the PRC. An economic slow down could have an adverse effect on Origin’s sales and may increase costs. If inflation is allowed to proceed unchecked, Origin’s costs would likely increase, and there can be no assurance that it would be able to increase its prices to an extent that would offset the increase in its expenses.

A return to profit repatriation controls may limit the ability to pay dividends, expand business and reduce the attractiveness of investing in Chinese business opportunities.

PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange (SAFE). SAFE regulations require extensive documentation and reporting, some of which is burdensome and slows payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the benefits of the profits of the business generated in China for other reasons. Relevant PRC law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with PRC accounting standards and regulations. It is possible that the PRC tax authorities may require changes in determining income of the company that would limit its ability to pay dividends and make other distributions. PRC law requires companies to set aside a portion of net income to fund certain reserves, which amounts are not distributable as dividends. These rules and possible changes could restrict a company in the PRC from repatriating funds to State Harvest and ultimately Agritech and its shareholders as dividends.

Any devaluation of the currency of the PRC could negatively impact Origin’s results of operations as reported in United States dollars.

Upon consummation of the acquisition of Origin, the operations of the company will be located exclusively in the PRC. If the value of the Renminbi is lowered relative to the US dollar, Origin’s reported profitability when stated in US dollars will decrease. Origin does not engage in any currency hedging transactions because its business is conducted solely in the PRC, and it has no significant obligations denominated in foreign currencies.

There are government regulations that limit or prohibit foreign investment in the PRC, which may restrict the growth of Origin.

Although there is a general restriction on foreign investment in the seed industry in the PRC, the corporate structure of Origin enables it to receive foreign investment, those restrictions notwithstanding. The continued ability to receive foreign investment may be important to Origin’s ability to continue to expand its business rapidly and to manage that expansion effectively. There is no way to be certain that a change in the regulations allowing Origin to receive foreign investment will not occur, which could disrupt its plan to expand its business.

If certain exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct Chinese corporate withholding taxes from any dividends that are paid by the Chinese companies to its parent company which will reduce the return on investment.

Under current PRC tax laws, regulations and rulings, companies are exempt from withholding taxes with respect to dividends paid to stockholders outside the PRC. If the foregoing exemption is eliminated, Origin may be required to withhold such taxes, which will reduce the revenues of the parent company and the amount of retained earnings that may be distributed to the stockholders.

Because some of the Agritech directors and officers reside outside of the United States and substantially all of the assets are located outside of the United States, it may be difficult for investors to enforce their legal rights against such individuals and the company.

Some of our directors and officers after the consummation of the stock purchase reside outside of the United States, and substantially all of our assets are located outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under the United States securities laws, the laws of the British Virgin Islands and the Agritech Memorandum and Articles of Association. Moreover, Chardan has been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, and it is uncertain whether or not there would be effective enforcement in the PRC of criminal penalties imposed under United States securities laws.

There will be a substantial number of shares of common stock available for sale in the future which may increase volumes of common stock available and lead to a decline in the market price of the common stock.

The initial purchase price for the acquisition of Origin and its subsidiaries includes 10,000,000 shares of common stock. These shares are not being registered, and a substantial portion of them will be held by insiders; therefore they will be restricted. Commencing one year after the consummation of the acquisition, these shares will become eligible for resale in the public market under Rule 144 with limitations, and after two years some of these shares may become eligible for resale in the public market under Rule 144(k). As a result, the number of shares available for sale will likely increase over time, which tends to reduce the market price of a stock.

The outstanding warrants may be exercised, and as a result the underlying shares would become eligible for future resale in the public market, which would result in dilution and might have an adverse effect on the market price of the common stock.

Outstanding warrants and unit purchase options to purchase an aggregate of 9,100,000 shares of common stock are exercisable. If they are exercised, then a substantial number of additional shares of common stock will become eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

If certain financial or financing objectives are achieved, the former State Harvest stockholders will be entitled to receive additional stock of Agritech as contingent consideration for the acquisition of their stock, which would result in dilution and might have an adverse effect on the market price of the common stock.

Under the stock purchase agreement, the former State Harvest stockholders are entitled to receive additional common stock if certain financial performance or financing targets are achieved. There is no obligation to register the stock after issuance. However, after being held for the appropriate periods, the common stock will be eligible for resale under Rule 144. If the additional stock is earned, it will significantly increase the number of shares of common stock outstanding. The issuance of this additional stock will have a dilutive effect on the stock already outstanding and may cause a reduction in the trading price of the common stock in the public market.

If Agritech meets targeted financing and earnings objectives, the former State Harvest stockholders will be entitled to additional cash payments which will reduce the amount of working capital available for use in the business, which may hinder expansion or cause the company to borrow to cover expenses.

In the future, if Agritech raises additional capital and/or has net profits, the former State Harvest stockholders will be entitled to an additional $15,000,000 of cash consideration as contingent purchase price for their shares in State Harvest. To the extent that Agritech must pay these amounts from its future additional capital and future profits, then it will have a reduced amount of capital available for use in the business. The reduced working capital may limit or hinder expansion or the ability to cover expenses, causing the company to borrow more funds that it otherwise would have at a time when borrowings may not be advantageous and at costs that are in excess of what might be acceptable.

Voting control by executive officers, directors and other affiliates of Agritech may limit investors’ ability to influence the outcome of director elections and other matters requiring stockholder approval.

The executive officers, directors and affiliates of Agritech own a majority of the voting stock of Agritech. These stockholders can control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent stockholders from realizing a premium over the market price for their shares of common stock.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

Nearly all of our assets and all of our operations are in the PRC. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the Chinese legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our shareholders. Unlike laws in the United States, the applicable laws of China do not specifically allow shareholders to sue the directors, supervisors, officers or other shareholders on behalf of the company to enforce a claim against these parties that the company has failed to enforce itself. Therefore, any action brought against the company or its officers and directors or its assets may be very difficult to pursue if not impossible. It is unlikely that any suit in the PRC would be able to be based on theories common in the United States or based on United States securities laws.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against Agritech, its subsidiaries, its officers and directors and experts named in the joint proxy/prospectus.

Agritech is incorporated in the British Virgin Islands and our operating subsidiaries, the Origin Operating Companies, are formed under PRC law. Substantially all of our assets are located in the PRC. In addition, most of our directors and executive officers and some of the experts named in the prospectus/proxy statement reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to effect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers or some of the experts named in the joint proxy/prospectus, including with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States and many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers or the experts named in this joint proxy/prospectus only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

As a result of the merger of Chardan with and into Agritech, a British Virgin Islands company, and the issuance of shares in the acquisition of Origin, Agritech qualifies as a foreign private issuer the result of which will be Agritech’s ability to reduce the reporting of financial statements and other material events to the stockholders and the SEC.

As a foreign private issuer, Agritech will be obligated to file an annual report with audited financial statements and 8-K reports at such times as it releases information to the public either voluntarily or pursuant to the laws of the British Virgin Islands or the PRC. Therefore, the regularity of financial and other information will be less than would be applicable to a domestic registered company under the rules and regulations of the SEC. Investors may not receive information on a timely basis, therefore increasing their risk of investment.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF OPERATIONS AND RESULTS OF OPERATIONS

Overview

Business Overview

Origin specializes in the research, development, production, sale and distribution of hybrid crop seeds. Origin develops and supplies crop seeds to the PRC agricultural market. Its initial focus was on hybrid corn seed production and sales, but it has expanded its activities to include the development and sale of hybrid cotton seeds and rice seeds as well.

Due to the seasonal nature of the seed industry, Origin’s business has a distinct cycle. Origin produces all of its hybrid seeds through contract growing farmers in one growing season (spring and summer) and sells those same hybrid seeds the following season (late fall, winter, and spring) to farmers throughout the PRC. In addition, since Origin markets seed nationwide, Origin’s seed corn market can be grouped into three main growing areas: the Southwest spring corn growing region; the Northeast spring corn growing region, and the Central summer corn growing region. These growing regions provide approximately 40%, 30%, and 30% of Origin’s total seed sales, respectively. The Southwest farmers plant corn from late January to early March. The Northeast farmers plant corn in April and May, while the Central farmers plant their corn in June. The hybrid producing farmers purchase their seeds one or two months prior to planting, or from late January to May. Therefore, most of Origin’s sales occur in the first, second and fourth quarters of the year.

As a result, and to coincide with this business cycle, Origin establishes its internal budget on the basis of a fiscal year ending June 30. However, by law, companies headquartered in the PRC must report their earnings on a calendar year basis. We feel that Origin’s performance should be evaluated on a fiscal year basis as that is how the budgetary process and bonuses are structured. Therefore, we are planning to change the fiscal year to June 30 from December 31 after the closing of the acquisition and board approval.

In Origin’s first few years of operation when it had scarce cash resources, the Company minimized the risk of inventory carry over at the end of the sales season by adopting a “zero inventory carry over policy”. As a result of this policy, the company was able to grow internally from cash flow by not having to fund year to year inventory carryover. However, as a direct result of that policy, the Company’s seeds were always in short supply and were, for the most part, sold only from January to June throughout our distribution network. Under this policy we were not able to meet the early demand for seed (November and December) from the Southwest region.

In 2002, management changed the “zero inventory policy” to a policy aimed at “meeting customer demand” and, as a result, built up its first inventories. Consequently, Origin was able to meet, for the first time, the Southwest region’s farmers’ early demand for hybrid corn seed in the fourth quarter of 2004. This selling in the fourth quarter effectively smoothes out our sales as they will now occur over three quarters rather than the two quarters in the past. However, this did create a complication, as some of the sales that would have historically been recorded in the first quarter of 2005 were recorded in the fourth quarter of 2004, skewing the year to year comparisons on a six month basis.

When looked at on a macro fiscal year basis, the growing season is now complete, the harvest of our seed corn has been completed, and the hybrid seeds from the harvest are at this time in the final stages of being processed and bagged. As a result, we now have an accurate picture of our raw material supply, which we will begin shipping to our distributors in the Southwest shortly. It is this visibility that makes us confident that we are on target to meet our budgeted fiscal year goal of after tax operating profits of $11,000,000 dollars for the fiscal year ending June 30, 2006.

Going forward, since we will, from now on, plant enough seeds to continue this three quarter sales program, the year over year quarterly results should be more comparable.

Guidance

Due to our strong cash position, leading market position and the existence of a fragmented seed market in the PRC we feel that there may be accretive acquisitions available to us in the next 12 months. In addition, we reiterate our comfort with our fiscal year after tax operating profit target of $11,000,000 for the year ending June 30, 2006.

An evaluation of our financial condition should include all the business risks expressed elsewhere in this document. The financial risks include (i) the need to expand the seed product offerings to continue growth, (ii) develop and expand internal research and expand hybrid seeds and genetically modified seed products so as to be prepared for such time as these seeds are accepted in China, (iii) compliance with government regulation, particularly with the seed approval requirements and process so as to be able to offer approved seeds and to maintain the flow of new seed products, (iv) the possibility of natural disaster which may disrupt seed production or hamper the ability of farmers to pay for their seeds, (v) competition, and (vi) the continuation of economic reforms within the PRC as it embraces market economy principles and the effects of either retaining or reimposing planned economic growth in the PRC and its sustainability. One of the greatest challenges facing the company is maintaining the ability to provide quality seed products, new seed products and engage in sales efforts and sales support. Origin devotes significant resources to its research and development, seed approval and proprietary product protection to meet this challenge. For growth to continue, Origin will require capital to support these activities. It believes the combination with Chardan will provide these capital resources in the future. However, to the extent there is inadequate capital, its growth potential will be affected.

Origin was incorporated under the laws of the British Virgin Islands on October 6, 2004. On December 1, 2004, Origin established Beijing Origin State Harvest Biotechnology Limited (“BioTech”), a wholly foreign owned enterprise under the laws of PRC.

To comply with ownership requirements under PRC law which restrict direct wholly foreign ownership of companies in the seed industry in the PRC, Origin has entered into a series of stock consignment agreements with three affiliated Chinese entities Beijing Origin, Henan Cotton and Changchun Origin and all the stockholders of Beijing Origin, together holding 97.96% of the total equity shares of Beijing Origin (except for the Henan Agriculture University who holds 2.04% of the Beijing Origin’s shares); all stockholders of the Henan Origin Cotton together holding 97.96% of the total equity shares of the Henan Cotton (except for Mr. Gu Dengbin, who holds 2.04% of the Henan Cotton’s shares), and all stockholders holding 100% of the equity shares of the Changchun Origin. Origin conducts substantially all of its business through Beijing Origin, Henan Cotton and Changchun Origin.

Through the stock consignment agreements with these aforementioned stockholders of Chinese affiliates, Origin has the power to vote all shares of all these stockholders on all matters and otherwise control the three companies. During the consignment period which is three years from the signing of this Agreement and is extended automatically until a written termination agreement is signed by the parties, Origin is entitled to exercise and enjoy any and all property rights, other than title, in relation to the consigned shares which include, but are not limited to, the profits, interests, dividends, bonus, and after liquidation, the residue assets. If Origin is permitted to acquire title under PRC law, the consigned shares will be transferred to Origin with no additional compensation to be paid by Origin to any consigning stockholder. Beijing Origin, Henan Cotton and Changchun Origin (collectively “the Variable Interest Entities”) also entered into technical service agreements with BioTech. Under these agreements, BioTech shall provide, with its own technical research resources and team, technical services for the production and distribution of agricultural seeds during the period of this agreement. In return, the Variable Interest Entities are required to pay BioTech service fees calculated according to the weight of corn, rice and cotton seeds sold by the Variable Interest Entities.

Under the requirements of FIN 46 (Revised) “Consolidation of Variable Interest Entities” (“FIN 46 (R)”), Origin is deemed to be the sole beneficiary of the Variable Interest Entities: Beijing Origin, Henan Cotton and Changchun Origin. Accordingly, Origin’s consolidated financial statements are prepared by including the consolidated financial statements of Beijing Origin and its subsidiaries through December 24, 2004, and subsequently the Company’s consolidated financial statements includes Origin and its subsidiary and Beijing Origin and its subsidiaries, Henan Cotton and Changchun Origin.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of the company’s significant accounting policies, see Note 2 to Origin’s consolidated financial statements.

Revenue Recognition

Origin derives revenue primarily from the sale of various branded conventional seeds and branded seeds with biotechnology traits. Origin recognizes revenue when pervasive evidence of an arrangement exists, services have been rendered, the price is fixed and determinable, collectibility is reasonably assured, and the right of return has expired. Accordingly, Origin defers revenue until all sale return privileges lapse which generally occurs within 15 days of delivery at which time the selling price has been finalized with the customer. Amounts billed in excess of revenue recognized are recorded as deferred revenue.

Impairment of long-lived assets

Origin reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, Origin measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset is recognized.

Acquired intangible assets, net

Acquired intangible assets consist primarily of purchased technology rights and are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of these assets of 6 to 10 years and records in cost of revenues.

Government subsidies

Origin receives government subsidies in the form of funds for research and development activities which reduce the costs of research and development activities and land use subsidies which are recorded against the land use rights costs. These are recognized when received because there are no continuing obligations for their retention once received.

Results of Operations

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

For the six months ending June 30 2005, Origin had net income of RMB42.93 million (US$5.19 million), compared RMB49.31 million (US$5.96 million) in 2004, a decrease of 12.95%. For the six months ending June 30, 2005, Origin generated RMB208.55 million (US$25.2 million) in total revenues, compared to RMB212.4 million (US$25.66 million) in the same period of 2004, representing a decrease of 1.81%. During the first six months of 2005, approximately 94.91% of Origin’s product revenues came from sales of its corn hybrid seeds. Approximately 3.73% of revenues were derived from the sale of cotton seeds and 1.36% of revenues came from the sale of rice seed.

Total net revenue for the six months ending June 30, 2005 decreased by1.81% to RMB208.55 million (US$25.2 million), as compared to RMB212.4 million (US$25.66 million) in 2004, due to the fact that we shipped some of last year’s seed crop in the fourth quarter of 2004 rather than, as in previous years, shipping virtually all of our hybrid seed to farmers in the first or second quarter of the following year (2005). This had the effect of decreasing our 2005 numbers by the amount of the early sales shipped in the fourth quarter of 2004. In numerical terms, this decrease was due to the fact that we sold 1.8 million kilograms less seed in the six months ending June 30, 2005, which led to a corresponding revenue decrease of RMB8.8 million. Meanwhile, the sale of cotton seeds increased by RMB2.9 million (US$0.35 million), an increase of 59.08%. We also entered into hybrid rice seed market during this period and recorded sales of RMB2.8 million (US$0.34 million) for the first time. As discussed previously, In order to meet market demand, the Company started its seed reservation program in 2003. This resulted in approximately 12.15 million kilograms of hybrid corn seed being sold in the second half of calendar 2004. The institution of the seed reservation program accounts almost entirely for the decrease in revenue and income seen in the six months ended June 30, 2005.

The cost of seeds sold decreased by 0.7% to RMB129.94 million (US$15.7 million) in 2005 from RMB130.86 million (US$15.81 million) in 2004. This decrease was primarily the result of the decrease in the quantity of corn seed sold.

Operating expenses increased to RMB33.1 million (US$4.0 million) in 2005 from RMB26.28 million (US$3.18 million) in 2004. The anticipated increase was due to the increases in selling and marketing expenses associated with our increasing our number of sales offices, and, to a lesser extent, to an increase in research and development expenses.

Selling and marketing expenses increased by 63.72 % to RMB 15.01 million (US$1.81 million) in 2005 from RMB9.17 million (US$1.11 million) in 2004. Of the RMB15.01 million (US$1.81 million) of 2005, approximately RMB3.56 million (US$0.43 million) was used for advertising, RMB1.51 million (US$0.18 million) was used for training materials to our customers, RMB3.74 million (US$0.45 million) was spent for transportation and traveling, RMB1.99 million (US$0.24 million) for salary, welfare and benefits, and RMB0.55 million (US$0.07 million) on telecommunications.

The increase in selling and marketing expenses was primarily due to the fact that the Company sets up sales and marketing channels in Xuzhou, Shenyang and Baoding , and invested highly in promotion and advertising in order to improve the company’s marketing competitiveness and to promote its new seeds. Moreover, the higher cost of oil led to higher transportation costs for the Company. Going forward we believe selling and marketing expenses will grow at a slightly lower rate than our revenue growth because we will require fewer new regional offices in the future.

Research and development expenses increased by 33.14% to RMB3.60 million (US$0.43 million) in 2005 from RMB2.7 million (US$0.33 million) in 2004. The increase was due primarily to the continued expansion of our research staff and facilities. We intend in the future to increase our R&D expenses at approximately the same rate that we increase our sales to insure that we continually have a strong pipeline of new hybrids to increase into the market.

Income from operations decreased by17.64%, to RMB45.51 million (US$5.5 million) for the six months ending June 30, 2005, from RMB55.26 million (US$6.68 million) in 2004. This decrease in income from operations was primarily attributable to the slight decrease in overall revenues, and the increased level of cost of sales which resulted in an increase in total operating expenses from RMB26.28 million (US$3.17 million) as of June 30, 2004 to RMB33.1 million (US$4.0 million) as of June 30, 2005.

Interest expense increased by 294.53 % to RMB1.6 million (US$0.19 million) in 2005 from RMB0.41 million (US$0.05 million) in 2004. The increase in interest expense was primarily attributable to an increase in short-term borrowings of RMB21.0 million (US$2.54 million) in 2005, compared with nil in 2004. Due to the merger with Chardan China Acquisition Corp, our cash position has increased and therefore we expect interest income rather than interest expense in the future.

Income tax decreased by 70.86% to RMB1.48 million (US$0.18 million) in 2005 from RMB5.07 million (US$0.61 million) in 2004. This decrease was primarily due to a combined effect with the following reasons: a decrease of our revenue, our business and revenue allocation is in different regions, and each region has different effective tax rate and tax exemption, and the deferred tax asset carry forward.

Net income decreased by12.95% to RMB42.93 million (US$5.19 million) in 2005, compared to approximately RMB49.31 million (US$5.96 million) in 2004. This decrease in profits was primarily the result of an increase in selling and marketing expense costs to RMB15.1 million (US$1.81 million) in the first two quarters of 2005, compared to RMB9.17 million (US$1.11 million) in 2004, and to a lesser extent, to the slight decrease in revenues discussed above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003.

Total net revenue increased by 57.33% from 2003 to 2004, to RMB 301.52 million (US$36.43 million) in 2004, as compared to RMB 191.65 million (US$23.16 million) in 2003. This increase was due to an increase in the quantity of corn seed sold together with a higher selling price. The expansion of sales in the Southwest and Northeast regions of China caused a substantial increase in sales quantity. The volume of corn seed was increased by 12.15 million kilograms, which grew from 26.3 million kilograms in 2003 to 38.45 million kilograms in 2004. In addition, the expansion in net revenue was due to the change in product sales mix. In 2003, the corn seed product brand YuYu 22 was the principal product followed by Linao No. 1. However, its unit selling price was relatively lower than the other corn seeds sold by Origin. In 2004, the corn seed product brand, Linao No. 1, had a relatively higher unit selling price brand and was the most popular product sold while YuYu 22 represented 13% of sales. In addition, there were 140,000 kilograms in rice seed sales valued at (RMB2.22 million (US$0.27 million), resulting from Origin developing, planting, and selling rice seeds beginning in 2004.

The cost of seeds sold increased by 49.53% to RMB 178.31 million (US$ 21.54 million) in 2004 from RMB 118.98 million (US$14.38 million) in 2003. This increase was primarily the result of the increase in the quantity of corn seed sold. Nevertheless, the increase in cost of sales is less than the increase in net revenue. This was mainly caused by the increase in selling price which outweigh the increase in cost of sales. In 2004, cost of corn seeds sold was RMB 173.79million (US$20.99 million). The average cost of corn seed sold per unit increased by 1.5% in 2004 compared to 2003, of which in 2004, an increase in technology usage fees and the shipping costs were the key causes. On the other hand, there was saving in other material costs such as seed coatings. The technology usage fees, paid based on quantity sold were RMB13.39 million (US$1.62 million) and, RMB 6.52 million (US$0.79 million) in 2004 and in 2003 respectively. The increase of technology usage fee is more than the increase of cost of sales, which is mainly due to the amount sold of product YuYu 22, which had a lower charge for technology usage fee, and the decrease in sales quantity from 48.42% in 2003 to 18.7% in 2004. Shipping and handling costs increased by 70% to RMB8.09 million in 2004 from RMB4.75 million in 2003 because of the increase in sales together with the increase in gas prices and strict limits on loads per trucks.

As a percentage of total net revenues, overall gross margin was 40.86% in the year ended December 31, 2004, as compared with 37.92% in the year ended December 31, 2003. This increase in gross margins were primarily the result of change in product sales mix, an increase in the selling price and effective cost controls.

Operating expenses increased to RMB51.31 million (US$6.20 million) from RMB 37.55 million (US$4.54 million) in 2003. The increase was due to substantial increases in selling and marketing expenses and general and administrative expenses and, to a lesser extent, an increase in research and development expenses.

Selling and marketing expenses increased by 53.19% to RMB 20.39 million (US$2.46 million) in 2004 from RMB 13.31 million (US$1.61 million) in 2003. Of the RMB 20.39 million (US$2.46 million) in 2004, approximately RMB3.15 million (US$0.38 million) was used for advertising, RMB 3.06(US$0.37 million) million was used for materials to educate our customers about the basics of planting our seed products, RMB 9.17 million (US$1.11 million) was spent for transportation and traveling, RMB 3.44 million (US$0.42 million) for salary and benefits, and RMB 1.42 million (US$0.17 million) on telecommunication. The increase in selling and marketing expenses was primarily due to an increase in advertising by RMB1.35 million (US$0.16 million), an increase in materials to educate our customers by RMB1.85 million (US$0.22 million), an increase in transportation and traveling expenses by RMB 3.04 million (US$0.37 million) and an increase in salary and benefits expenses by RMB 0.79 million (US$0.09 million), related to increased sales, set up three new marketing departments in Changchun, Baoding and Shenyang, and the increase in incentive bonuses for its marketing staff.

General and administrative expenses increased by 27.44% to RMB 24.15 million (US$2.92 million) in 2004 from RMB 18.95 million (US$2.29 million) in 2003 primarily due to the increase in general personnel expenses by RMB3.67 million (US$0.44 million), increase in expenses associated with running motor vehicles and traveling expenses by RMB0.56 million (US$0.07 million) and an increase in general office supplies by RMB0.42 million (US$0.05million). All these were associated with the increase in the scale of our operation.

Research and development expense increased by 27.98% to RMB6.77 million (US$0.82 million) in 2004 from RMB 5.29 million (US$0.64 million) in 2003. The increase was due primarily to the hiring of additional staff in developing own breeding program and the set up of two research stations in Chengdu and Changchun.

Income from operations increased by 104.69%, from RMB 35.12 million (US$4.24 million) in 2003 to RMB 71.89 million (US$8.69 million) in 2004. This increase in income from operations was primarily attributable to the large growth in overall revenues and the level of the costs for sales Origin maintained.

Interest expense increased by 72% to RMB 0.83 million (US$0.1 million) in 2004 from RMB 0.48 million (US$0.06 million) in 2003. The increase in interest expense was primarily attributable to the amount of loans increased from RMB35million (US$4.23 million) in 2003 to RMB41 million (US$4.95 million) in 2004, and the average interest rate increased from 5.04% to 5.33%.

Equity in earnings of associated company increased to RMB1.92 million (US$0.23 million) in 2004 from zero in 2003 due to the acquisition of 30% interest in Shijiazhuang Li Yu Technology Development Co., Ltd.

Other income decreased by 86.89% to RMB0.15 million (US$0.02 million) in 2004 from RMB 1.14 million (US$0.14 million) in 2003 as reduction in subsidy from government.

Income taxes decreased 1.4% to RMB7.7 million (US$0.93 million) in 2004 from RMB7.81 million (US$0.94 million) in 2003. Though Origin recorded a substantial increase in income before taxation, there was still a decrease in taxation due to the shifting of operations to our PRC subsidiary and branch which were either exempted or enjoyed the tax cut from the enterprise income tax in 2004.

Net income increased 126.10% to RMB 65.46 million (US$7.91 million) in 2004, compared to approximately RMB 28.95 million (US$3.49 million) in 2003. This significant increase in profits was primarily the result of an increase in sales, both in terms of volume and average selling price per kilogram of seed, with a lower growth rate in the associated costs to produce the income as compared with fiscal year 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

Total net revenues increased by 94.14% from 2002 to 2003, being approximately RMB 191.65 million (US$23.15 million) in 2003, as compared to approximately RMB 98.72 million (US$11.93 million) in 2002. This increase was the result of an increase in corn seed sales of 15.8 million kilograms from 10.50 million kilograms to 26.30 million kilograms, mainly due to the exploitation of the northeast market and further development of the market in the Yellow River, Huai River and southwest regions. Increase in sales in these areas is about 5.95 million kilograms, 2.6million kilograms, and 6.86million kilograms respectively in 2003 as compared with 1.2million kilograms, 6.0 million kilograms, and 3.4 million kilograms respectively in 2002.

Cost of seeds sold increased 158.61% to RMB 118.98 million (US$14.38 million ) in 2003, as compared to RMB 46 million (US$5.56 million) in 2002. The increase of the cost of seed is mainly due to the increase of quantity of corn seed sold. The average cost of corn seed sold per unit was increased by 3% in 2003 compared to 2002. Of which in 2003, increase in technology usage fee , the shipping cost and manufacturing cost were the key drivers. Technology usage fees, paid based on quantity sold, were RMB6.52 million (US$0.79 million) and, RMB1.75 million (US$0.21 million) in 2003 and in 2002 respectively. The increase of technology usage fee is more than the increase of cost of sales, which is mainly due to the product YuYu 22, which had a lower charge for technology usage fee, decreased in sales quantity from 55.07% in 2002 to 48.42% in 2003. Shipping and handling cost increased by 141.50% to RMB4.75 million in 2003 from RMB1.97 million in 2002 because of more use of trucks to transport seeds which was more expensive than use of train and long distance between planting station in Gansu to the manufacturing plant in northeast market. Manufacturing cost increased by 212% to RMB9.04 million (US$1.09 million) in 2003 from RMB2.9 million (US$0.35 million) in 2002. The increase of manufacturing cost is more than the increase of the quantity of seed sold was mainly due to an increase of RMB0.6 million (US$0.07) for workers’ salaries.

As a percentage of total net revenues, overall gross margins were 37.92% in 2003, as compared with 53.40% in 2002. This decrease in gross margins was primarily the result of higher salaries, increasing manufacturing costs, a slightly higher price per unit of purchased seeds, and an increase in shipping fees associated with entering the northeast market. Another important factor was management’s decision to decrease the price of its leading product, YuYu 22, as part of a strategy to increase the sales volumes of other products that are complementary to it.

Selling and marketing expenses increased by 105.40% to RMB 13.31 million (US$1.61 million) in 2003 from RMB 6.48 million (US$0.78 million) in 2002. For the RMB13.3 1 million in 2003, approximately RMB 1.8 million (US$ 0.22) was expended for advertising, RMB 1.2 million (US$ 0.14 million) was expended for materials to educate customers about the basics of plant our seed production, RMB 6.13 million (US$ 0.74 million) was spent for transportation and traveling, RMB1.48 million (US$ 0.19 million) was spent for telecommunications, RMB2.64 million (US$0.32 million) for salary and benefits. The increase of selling and marketing expenses was primarily due to an increase of adverting by RMB1.06 million (US$0.13 million), an increase in materials to educate customer by RMB0.27 million (US$0.03 million) for promoting new seed productions. And due to increase of sales volume, the transportation and traveling expenses increased RMB3.4 million (US$0.41million), telecommunication cost increased RMB1.05 million (US$0.13). In 2003, Origin set up two new sales branch in Tieling and Cheng du, which cause the increase of salary by RMB1.09 million (US$0.13million).

General and administrative expenses increased 96.57% to RMB 18.95 million (US$2.29 million) in 2003 from RMB9.64 million (US$1.16 million) in 2002, primarily due to the increase in general personnel expenses by RMB 4.27 million (US$ 0.52 million), office supplies & electricity cost increased by RMB 2.13 million (US$ 0.26 million), depreciation and amortization expenses increased by RMB1.37 million (US$0.16 million). These increase was primarily due to increase of the operation scales and the establishment of two new sales branches in Tieling and Chengdu.

Research and development expense was RMB 5.28 million (US$ 0.64) and RMB 5.37 (US$0.65) for 2003 and 2002 respectively, which consist primarily of salaries, welfare& benefits, depreciation & amortization, office supplies and electricity cost , lease fee for research. In order to maintain a leadership position in seed technology in the PRC, Origin maintains its research and development department with a high rate of expense.

Income from operations increased by 12.49%, from RMB 31.22 million (US$3.77 million) in 2002 to RMB 35.12 million (US$4.24 million) in 2003. This increase in income from operations was less than the increase of revenue, mainly due to the decrease of gross margin, increase of operating expenses.

Other income decreased by 99.12% to RMB1.14 million (US$0.14 million) in 2003 from RMB2.27 million (US$0.27 million) in 2002 as a reduction of RMB1.50 million (US$0.18million) from license income.

Income taxes increased 423.48% to RMB7.8 million (US$0.94 million) in 2003 from RMB1.49 million (US$0.18 million) in 2002. This increase was due to the increase of effective tax from 5% in 2002 to 21% in 2003.

Net income increased by 9% to RMB 28.95 million (US$3.49 million) in 2003 from RMB 26.56 million (US$3.21 million) in 2002. This increase of Net income was less than the increase of Revenue, mainly due to the decrease of gross margin, increase of operating expenses.

Liquidity and Capital Resources

The following table sets forth Origin’s cash flows with respect to operating activities, investing activities and financing activities for the periods indicated:

	Year ended December 31,				Six Months ended June 30, (unaudited)
	2002	2003	2004	2004	2005	2005
	(RMB)	(RMB)	(RMB)	(US $)	(RMB)	(US $)
Net cash (used in) provided by operating activities	55,976,315	(14,961,297)	42,744,534	5,164,566	23,150,481	2,797,134
Net cash used in investing activities	(24,585,920)	(32,961,133)	(27,200,560)	(3,286,480)	(20,117,335)	(2,430,658)
Net cash used in financing activities	10,000,000	18,445,872	4,082,765	493,296	(18,120,000)	(2,189,331)
Net increase(decrease) in cash and cash equivalents	41,390,395	(29,476,558)	19,626,739	2,371,382	(15,086,854)	(1,822,855)
Cash and cash equivalents, beginning of year	37,307,578	78,697,973	49,221,415	5,947,129	68,848,154	8,318,511
Cash and cash equivalents, end of year	78,697,973	49,221,415	68,848,154	8,318,511	53,761,300	6,495,656

Origin financed its operations through cash generated from operating activities and short term borrowings.

Origin’s net cash provided by operating activities in ended June 30, 2005 was RMB23.15 million (US$2.8 million). This was primarily attributable to our net income of RMB42.93 million (US$5.19 million), as adjusted for an add-back of RMB3.32 million (US$0.40 million) in depreciation and amortization as a non-cash item, a RMB96.65 million (US$11.68 million) decrease in inventories, a RMB6.6 million (US$0.8 million) decrease in income tax receivable, a RMB3.52 million (US$0.43 million) increase in inventory provision, a RMB3.89 million (US$0.47 million) increase in other payables and accrued expenses, and a RMB11.8 million (US$1.43 million) increase in due to related parties, which was offset by a RMB6.32 million (US$0.76 million) increase in advances to growers, a RMB2.06 million (US$0.25 million) increase in advances to suppliers, a RMB4.02 million (US$0.49 million) increase in prepaid expenses and other current assets, a RMB14.12 million (US$1.71 million) decrease in accounts payable, a RMB72.5 million (US$8.76 million) decrease in due to growers, a RMB8.76 million (US$1.06 million) decrease in advances from customers, and a RMB37.92 million (US$4.58 million) decrease in deferred revenues.

Income tax receivable decreased from RMB7.53 million (US$0.91 million) as of December 31, 2004 to RMB0.93 million (US$0.11 million) as of June 30, 2005. This decrease was primarily the result of the Chengdu branch office’s tax exemption in 2004. The Chengdu office paid taxes in 2004, that were subsequently refunded by the local tax bureau RMB6.0 million (US$0.72 million) in 2005 as a tax exemption benefit to the company.

Amount due to related parties increased from RMB1.41 million (US$0.17 million) as of December 31, 2004 to RMB13.21 million (US$1.6 million) as of June 30, 2005. The increase in 2005 is mainly due to the transaction with the Company’s shareholder, Mr. Yuan Liang, for the period ended June 30, 2005 in provisions of operating fund RMB8.3 million (US$1.0 million) and technology usage fee of US$0.58 million (US$0.58 million) due to Shijiazhuang Liyu Technology Development Co., Ltd.

Prepaid expenses and other current assets increased from RMB10.27 million (US$1.24 million) as of December 31, 2004 to RMB13.99 million (US$1.69 million) as of June 30, 2005. This increase was primarily due to supplying the branch office in Shenyang RMB1.2 million (US$0.14 million) to lease its facility, and to an increase in auditing fees of RMB2.14 million (US$0.26 million).

Accounts payable decreased from RMB22.74 million (US$2.75 million) as of December 31, 2004 to RMB8.62 million (US$1.04 million) as of June 30, 2005. This decrease was primarily due to a difference in the time of paying suppliers caused by the calendar year/ fiscal year issue. The company’s internal annual operating period is from July 1st to June 30th. The Company settles the payment to its suppliers during the fiscal year closing, so the accounts payable account is normally lower in June than in December.

The amount due to growers decreased from RMB83.36 million (US$10.07 million) as of December 31, 2004 to RMB10.86 million (US$1.31 million) in June 30, 2005. This decrease was due to the way the company handles the procurement of seeds from its growers in Linze. The Company loans the farmers money to procure seeds for sowing in April and for irrigation in June. In December, the Company confirms the final price to be paid to the farmers and settles its bill in January. In the meantime, the Company has received the hybrid seed output from the farmers in September. As a result, the amount due growers always peaks in December and is markedly lower in June.

Advances from Customers decreased from RMB78.68 million (US$9.51 million) as of December 31, 2004 to RMB69.92 million (US$8.45 million) as of June 30, 2005. This decrease was primarily caused by the fourth quarter delivery of seed which started in 2004 and worked down the amount held by the company as deposits against future delivery.

Deferred revenues decreased from RMB37.92 million (US$4.58 million) as of December 31, 2004 to nil as of June 30, 2005. This decrease was primarily due to our settlement policy: there is no un-recognized revenue when the Company has already distributed its products to the farmers or its agents, which had occurred by the end of June, 2005.

Inventories decreased from RMB235.82 million (US$28.49 million) as of December 31, 2004 to RMB135.65 million (US$16.39 million) as of June 30, 2005. This decrease was primarily due to the sale of seeds out of inventory which began in the fourth quarter of 2004.

Net cash used in investment activities was RMB14.52 million (US$1.75 million) as of June 30, 2005, of which RMB12.11 million (US$1.46 million) was used to purchase plant and equipment, and RMB2.5 million (US$0.30 million) was used to purchase intangible assets. The increase was primarily attributable to the construction of our new headquarters offices in Beijing and for completion of the manufacturing plant in Linze.

Net cash provided by financing activities was RMB18.12 million (US$2.19 million) as of June 30, 2005 vs. RMB4.0 million (US$0.48 million) in 2004. The primary source of funds was short-term borrowing from the banks. All of the short-term borrowing was repaid when due. For the six months ended June 30, 2005, the total amount of the short term borrowings, RMB55.0 million (US$6.65 million), was repaid.

To date, Origin has funded its operations through revenues derived from operations and short-term borrowings. Due to the cyclical nature of the cash flow inherent in Origin’s business, with the majority of revenues received just prior to the start of the planting season, the loans are bridge financing arrangements and use the company’s bank credit facilities to cover operating expenses during low-revenue portions of the year.

The nature of Origin’s business involves cycles in expenses and revenues that are not always in phase. Most often in the third calendar quarter of each year, Origin can face costs that are in excess of its revenue sources during that period. Whether that occurs, and to what extent it occurs, depends on the amount of deposits received from customers compared with the advanced payments made to its seed producing farmers and the final payment for seed procurement. The exact timing of these payments is determined by the Chinese lunar calendar. As a result, in some years its cash needs are greater than in others. This aspect of the business is the reason it has customarily relied upon short term bridge loans to cover its expenses pending receipt of revenues from farmers at the time of seed purchases.

Origin, on a consolidated basis, has had access to sufficient financing in the past to manage these cash flow cycles. As discussed above, it has consistently repaid its short-term borrowings at or before maturity. Its strengthening balance sheet has enabled Origin to secure this financing the past two fiscal years without the need for the third party guarantees needed initially.

Origin believes that its cash and cash equivalents balance, together with its access to financing sources, will continue to be sufficient to meet the working capital needs associated with its current operations on an ongoing basis, although that cannot be assured. Also, it is possible that Origin’s cash flow requirements could increase as a result of a number of factors, including unfavorable timing of cash flow events, the decision to increase investment in marketing and development activities or the use of cash for the acquisition of one or more of its competitors to accelerate its rate of growth.

Contractual Obligations and Commercial Commitments

Origin has various contractual obligations that will affect its liquidity. The following table sets forth the contractual obligations of Origin as of June 30, 2005:

	Payment Due by Period
	Total	Within 2005	2006	2007	2008	2009	Thereafter
	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Operating lease commitments	12,919,737	647,742	1,449,655	1,381,597	481,225	403,538	8,555,980
Capital commitments	21,352,410	21,352,410	—	—	—	—	—
Total contractual obligations	34,272,147	22,000,152	1,449,655	1,381,597	481,225	403,538	8,555,980
Equivalent US$	4,140,899	2,658,147	175,153	166,930	58,144	48,757	1,033,768

Capital commitments for the purchase of plant and equipment, as of June 30, 2005 are as follows:

	RMB	US$
Plant and building construction	20,128,190	2,431,969
Equipment	1,224,220	147,915
Total	21,352,410	2,579,884

Operating lease

The Company leases certain office premises under non-cancelable leases. Rent expense under operating leases for six-month periods ended June 30, 2004 and 2005, was RMB1.10 million (US$0.13) and RMB1.96 (US$0.24), respectively.

Off-Balance Sheet Arrangements

Except as described above under “-Indebtedness”, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

Quantitative and Qualitative Disclosures about Market Risk.

Origin is exposed to various market risks, including: widespread drought, pestilence or other natural disasters, could damage seed production, in which event, Origin will suffer a loss of production and will suffer the consequential losses of revenues, and there is no agriculture insurance in China to cover loss of seed crops. Origin has attempted to manage this risk by obligating itself to pay the farmers who produce its seeds only for the quantity of seeds that they produce and by setting up a seed storage system in 2003. However, a significant portion of Origin’s expenses are in the nature of fixed overhead, and in the event of a widespread failure of the seed crop, Origin would likely sustain substantial operating losses. In addition, there is a high risk for seed storage ,due to difficulty in management of moisture, temperature, humidity of storage condition, any failure of which may result in damage of seeds in store and operating losses;. Sales season of main products of Origin last from October to June 30 next year, which results in cycle changes of cash flow and operating activities. Repeal of privileges granted by government to seed industry, such as tax exemption , reduction and subsidies could adversely affect Origin’s earnings; changes in foreign currency exchange rates, all of Origin’s product sales , assets and liabilities are denominated in RMB and therefore it is exposed to foreign currency exchange risk. For example, if Origin decides to convert Renminbi into US dollars for the purpose of declaring dividends on the ordinary shares for other business purposes and the US dollars appreciates against the Renminbi, the US dollar equivalent of the earnings from the subsidiaries and variable interest entities in China would be reduced. Origin has also not entered into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates, although Origin may enter into such transactions in the future. Origin’s exposure to changes in interest rates relates primarily to the interest income generated by the cash deposits in banks and interest expense arising fro the short-term borrowings. Origin has not used derivative financial instruments to hedge interest rate risk. Origin has not been exposed nor do they anticipate being exposed to material risks due to changes in interest rates. The future interest income may fluctuate in line with changes in interest rates. However, the risk associated with fluctuating interest rate is principally confined to the cash deposits in banks and, therefore, the exposure to interest rate risk is minimal.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Audited Financial Statements of State Harvest Holdings Limited and its subsidiaries as of December 31, 2002, 2003 and 2004.

The Unaudited Financial Statements of State Harvest Holdings Limited as of June 30, 2005.

(b) Pro forma financial statements of business acquired.

Pro forma Financial Statements of Agritech as of December 31, 2004 and June 30, 2005.

(c) Exhibits

Exhibit	Description

2.1	Stock Purchase Agreement (Included in Annex A of the proxy statement/prospectus included in Registration Statement 333-124709 and incorporated by reference herein)

2.2	Form of Agreement and Plan of Merger between Chardan China Acquisition Corp. and Registrant (Incorporated by reference from Registration Statement 333-124709, Item 2.2)

3.1	Memorandum of Association of Registrant (Included in Annex B of the proxy statement/prospectus included in Registration Statement 333-124709 and incorporated by reference herein)

3.2	Articles of Association of Registrant (Included in Annex C of the proxy statement/prospectus included in Registration Statement 333-124709 and incorporated by reference herein)

4.1	Specimen Unit Certificate of Registrant (Incorporated by reference from Registration Statement 333-124709, Item 4.1)

4.2	Specimen Common Stock Certificate of Registrant (Incorporated by reference from Registration Statement 333-124709, Item 4.2)

4.3	Specimen Warrant Certificate (Incorporated by reference from Registration Statement 333-124709, Item 4.3)

4.4	Form of Unit Purchase Option (Incorporated by reference from Registration Statement 333-111970, dated February 23, 2004, Item 4.4)

4.5
Form of Warrant Agreement between American Stock Transfer & Trust Company and Chardan China Acquisition Corp. (Incorporated by reference from Registration Statement 333-111970, dated March 12, 2004, Item 4.5)

10.1	2005 Performance Equity Plan (Included in Annex D of the proxy statement/prospectus included in Registration Statement 333-124709 and incorporated by reference herein)

10.2
Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Dr. Richard D. Propper. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.1)

Exhibit	Description

10.3
Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Kerry Jiangnan Huang. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.2)

10.4	Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Li Zhang. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.3)

10.5	Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Kerry Propper. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.4)

10.6	Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Michael Urbach. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.5)

10.7	Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Dan Beharry. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.6)

10.8	Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Steven Urbach. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.7)

10.9
Letter Agreement among Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and Anthony D. Errico Jr. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.8)

10.10
Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Chardan China Acquisition Corp.. (Incorporated by reference from Registration Statement 333-111970, dated February 23, 2004, Item 10.9)

10.11
Form of Stock Escrow Agreement between Chardan China Acquisition Corp., Continental Stock Transfer & Trust Company and the Initial Stockholders. (Incorporated by reference from Registration Statement 333-111970, dated February 23, 2004, Item 10.10)

10.12
Form of Registration Rights Agreement among Chardan China Acquisition Corp. and the Initial Stockholders. (Incorporated by reference from Registration Statement 333-111970, dated January 16, 2004, Item 10.13)

10.13
Letter amendment to Letter Agreements between Chardan China Acquisition Corp., EarlyBirdCapital, Inc. and each of Dr. Richard D. Propper, Jiangnan Huang, Li Zhang, Kerry Propper, Michael Urbach, Dan Beharry, Steven Urbach and Anthony D. Errico Jr. (Incorporated by reference from Registration Statement 333-111970, dated March 8, 2004, Item 10.16)

10.14	Technology Service Agreement between Origin Biotechnology and Beijing Origin (Incorporated by reference from Registration Statement 333-124709, Item 10.14)

10.15	Technology Service Agreement between Origin Biotechnology and Henan Origin(Incorporated by reference from Registration Statement 333-124709, Item 10.15)

10.16	Technology Service Agreement between Origin Biotechnology and Changchun Origin(Incorporated by reference from Registration Statement 333-124709, Item 10.16)

10.17	Form of Stock Consignment Agreement (Incorporated by reference from Registration Statement 333-124709, Item 10.17)

Exhibit	Description

10.18	List of Schedules to Stock Purchase Agreement (Incorporated by reference from Registration Statement 333-124709, Item 10.18)

10.19	Agreement to provide or file Schedules, Supplements and Exhibits to Stock Purchase Agreement(Incorporated by reference from Registration Statement 333-124709, Item 10.19)

10.20	Employment Agreement between State Harvest and Dr. Han Gengchen(Incorporated by reference from Registration Statement 333-124709, Item 10.20)

10.21	Employment Agreement between State Harvest and Mr. Yang Yasheng(Incorporated by reference from Registration Statement 333-124709, Item 10.21)

10.22	Employment Agreement between State Harvest and Mr. Yuan Liang(Incorporated by reference from Registration Statement 333-124709, Item 10.22)

10.23	Consulting Agreement between Chardan and Best of the Best(Incorporated by reference from Registration Statement 333-124709, Item 10.23)

10.24	Form of Voting Agreement among Registrant and Dr. Han and Messrs. Yang and Yuan(Incorporated by reference from Registration Statement 333-124709, Item 10.24)

10.25	Opinion re Consignment Agreements of Guantao Law Firm(Incorporated by reference from Registration Statement 333-124709, Item 10.25)

10.26	Corn Seed Production Booking Contract Form(Incorporated by reference from Registration Statement 333-124709, Item 10.26)

10.27	Technology Transfer Agreement between Henan Agricultural University and Beijing Origin Seed Limited (YuYu22) (Incorporated by reference from Registration Statement 333-124709, Item 10.27)

10.28	Joint Development agreement with Corn Research Institute of Li County (1st Agreement) (Incorporated by reference from Registration Statement 333-124709, Item 10.28)

10.29	Joint Development Agreement with Corn Research Institute of Li County (2nd Agreement(Incorporated by reference from Registration Statement 333-124709, Item 10.29)

10.30	Joint Development Agreement with Hubei Province Shiyan Agricultural Sciences Institute (EYu10) (Incorporated by reference from Registration Statement 333-124709, Item 10.30)

99.1	Press Release announcing the Closing filed on November 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Origin Agritech Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Origin Agritech Limited

Date: November 10, 2005	By:	/s/ Gengchen Han
Gengchen Han, President

INDEX TO FINANCIAL STATEMENTS

PAGE
STATE HARVEST HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002, 2003, 2004, AND AS OF JUNE 30, 2005 (UNAUDITED)	F-3

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002, 2003, 2004 AND FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)	F-4

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2002, 2003, 2004 AND FOR THE SIX MONTHS ENDED JUNE 30, 2005 (UNAUDITED)	F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)	F-6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-7 to F-27

PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-28

PRO FORMA ADJUSTMENTS	F-29

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 2005	F-30

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2005	F-31

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
STATE HARVEST HOLDINGS LIMITED

We have audited the accompanying consolidated balance sheets of State Harvest Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2002, 2003 and 2004 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years ended December 31, 2004, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002, 2003 and 2004 and the results of its operations and its cash flows for each of the three years ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Our audits also comprehended the translation of Renminbi amounts into United States Dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States Dollar amounts are presented solely for the convenience of the readers.

Beijing, China
May 4, 2005, except for Note 11 which is dated September 26, 2005

STATE HARVEST HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

	At December 31,				June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)
Assets

Current assets:
Cash and cash equivalents	78,697,973	49,221,415	68,848,154	$8,318,511	53,761,300	$6,495,656
Accounts receivable, net of allowance of RMB50,850, nil, nil for 2002, 2003 and 2004, and (unaudited) nil at June 30, 2005 respectively	5,274,006	—	—	—	—	—
Due from related parties	420,000	520,000	784,547	94,792	282,757	34,164
Advances to growers	—	—	—	—	6,318,414	763,416
Advances to suppliers	1,810,529	7,371,122	1,643,666	198,594	3,708,197	448,039
Inventories	114,903,721	170,887,988	235,821,671	28,492,922	135,647,143	16,389,433
Income tax receivable	9,795,564	1,449,676	7,531,581	909,996	933,799	112,825
Prepaid expenses and other current assets	7,038,563	8,504,254	10,269,502	1,240,803	13,989,901	1,690,316

Total current assets	217,940,356	237,954,455	324,899,121	39,255,618	214,641,511	25,933,849
Land use rights, net	5,177,677	10,988,736	11,301,997	1,365,553	11,190,723	1,352,108
Plant and equipment, net	31,652,831	55,400,693	66,001,864	7,974,611	75,354,875	9,104,679
Long term investments	—	—	10,274,604	1,241,419	11,118,506	1,343,383
Acquired intangible assets, net	570,319	237,956	2,872,463	347,062	4,748,050	573,679
Deferred income tax assets	1,573,084	2,142,148	418,981	50,623	503,460	60,830
Other assets	473,261	532,771	614,550	74,252	6,433,171	777,282

Total assets	257,387,528	307,256,759	416,383,580	$50,309,138	323,990,296	$39,145,810

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	15,000,000	35,000,000	41,000,000	$4,953,785	21,000,000	$2,537,304
Accounts payable	12,069,243	14,474,266	22,741,562	2,747,727	8,624,250	1,042,017
Due to growers	42,552,299	35,411,109	83,356,902	10,071,516	10,860,000	1,312,149
Due to related parties	—	—	1,413,234	170,753	13,208,533	1,595,908
Advances from customers	57,285,612	73,419,263	78,683,497	9,506,856	69,920,667	8,448,096
Deferred revenues	74,764,068	65,295,950	37,920,553	4,581,714	—	—
Income tax payable	—	—	1,151,985	139,187	900,418	108,792
Other payables and accrued expenses	3,487,187	4,167,510	6,734,536	813,694	10,624,506	1,283,695

Total current liabilities	205,158,409	227,768,098	273,002,269	32,985,232	135,138,374	16,327,961

Long-term borrowings	—	—	—	—	1,880,000	227,149
Other long-term liabilities	2,871,801	2,871,801	2,871,801	346,982	2,871,801	346,983

Minority interests	3,271,218	3,183,679	3,534,095	427,004	4,199,357	507,384

Commitments and contingencies (Note 16)

Shareholders’ equity:
Common shares (nil for 2002 and 2003; US$1 par value, 10,000 shares authorized, issued and outstanding in 2004 and (unaudited) June 30, 2005)	—	—	82,765	10,000	82,765	10,000
Additional paid-in capital	3,671,500	100,000,000	100,000,000	12,082,402	100,000,000	12,082,402
Retained earnings (accumulated deficit)	42,414,600	(26,566,819)	36,892,650	4,457,518	79,817,999	9,643,931

Total shareholders’ equity	46,086,100	73,433,181	136,975,415	16,549,920	179,900,764	21,736,333

Total liabilities and shareholders’ equity	257,387,528	307,256,759	416,383,580	$50,309,138	323,990,296	$39,145,810

The accompanying notes are an integral part of these consolidated financial statements.

STATE HARVEST HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,				Six months ended June 30,
	2002	2003	2004	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)	(unaudited)

Revenues	98,717,316	191,645,454	301,519,504	$36,430,799	212,400,538	208,554,287	$25,198,367
Cost of revenues	(46,006,510)	(118,976,611)	(178,312,702)	(21,544,457)	(130,855,178)	(129,941,009)	(15,699,995)
Gross profit	52,710,806	72,668,843	123,206,802	14,886,342	81,545,360	78,613,278	9,498,372

Operating expenses:
Selling and marketing	(6,480,427)	(13,310,899)	(20,389,786)	(2,463,576)	(9,167,891)	(15,009,922)	(1,813,559)
General and administrative	(9,641,490)	(18,947,787)	(24,149,593)	(2,917,851)	(14,412,182)	(14,493,332)	(1,751,143)
Research and development	(5,371,954)	(5,287,964)	(6,773,621)	(818,416)	(2,701,270)	(3,596,471)	(434,540)

Total operating expenses	(21,493,871)	(37,546,650)	(51,313,000)	(6,199,843)	(26,281,343)	(33,099,725)	(3,999,242)

Income from operations	31,216,935	35,122,193	71,893,802	8,686,499	55,264,017	45,513,553	5,499,130
Interest expense	(416,934)	(483,314)	(831,166)	(100,425)	(405,291)	(1,598,976)	(193,195)
Equity in earnings of associated company	—	—	1,924,604	232,538	—	843,902	101,963
Interest income	440,254	845,448	372,010	44,948	134,747	297,186	35,907
Other income	2,265,862	1,137,140	149,119	18,017	50,226	13,220	1,599
Provision for litigation	(2,871,801)	—	—	—	—	—	—

Income before income taxes an minority interests	30,634,316	36,621,467	73,508,369	8,881,577	55,043,699	45,068,885	5,445,404
Income taxes	(1,498,312)	(7,807,797)	(7,698,484)	(930,162)	(5,072,818)	(1,478,274)	(178,611)

Income before minority interests	29,136,004	28,813,670	65,809,885	7,951,415	49,970,881	43,590,611	5,266,793
Minority interests	(2,574,818)	137,539	(350,416)	(42,339)	(660,107)	(665,262)	(80,380)

Net income	26,561,186	28,951,209	65,459,469	$7,909,076	49,310,774	42,925,349	$5,186,413

Net income per share:
Basic and diluted	RMB2,656.12	RMB2,895.12	RMB6,545.95	$ US790.91	RMB4,931.08	RMB4,292.53	$ US518.64

Shares used in computation:
Basic and diluted	10,000	10,000	10,000	10,000	10,000	10,000	10,000

The accompanying notes are an integral part of these consolidated financial statements.

STATE HARVEST HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Retained
			Additional	earnings	Total
	Common shares		paid-in	(accumulated	shareholders’
	Shares	Amount	capital	deficit)	equity
		(RMB)	(RMB)	(RMB)	(RMB)

Balance as of January 1, 2001	—	—	3,671,500	7,925,167	11,596,667
Net income	—	—	—	8,115,010	8,115,010
Balance as of December 31, 2001	—	—	3,671,500	16,040,177	19,711,677

Capital contribution to minority interest	—	—	—	(186,763)	(186,763)
Net income	—	—	—	26,561,186	26,561,186

Balance as of December 31, 2002	—	—	3,671,500	42,414,600	46,086,100

Net income	—	—	—	28,951,209	28,951,209
Capital restructuring	—	—	96,328,500	(96,328,500)	—
Cash dividend	—	—	—	(1,604,128)	(1,604,128)

Balance as of December 31, 2003	—	—	100,000,000	(26,566,819)	73,433,181
Net income	—	—	—	65,459,469	65,459,469
Capital contribution	10,000	82,765	—	—	82,765
Cash dividend	—	—	—	(2,000,000)	(2,000,000)

Balance as of December 31, 2004	10,000	82,765	100,000,000	36,892,650	136,975,415
Net income (unaudited)	—	—	—	42,925,349	42,925,349

Balance as of June 30, 2005 (unaudited)	10,000	82,765	100,000,000	79,817,999	179,900,764

In US$ (unaudited)	10,000	10,000	12,082,402	9,643,931	21,736,333

The accompanying notes are an integral part of these consolidated financial statements.

STATE HARVEST HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,				Six months ended June 30,
	2002	2003	2004	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)	(unaudited)
Operating activities:
Net income	26,561,186	28,951,209	65,459,469	$7,909,076	49,310,774	42,925,349	$5,186,413
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,555,976	3,260,788	5,225,135	631,322	2,861,696	3,320,414	401,186
Loss on disposal of plant and equipment	—	473,787	76,486	9,241	242,497	79,597	9,617
Bad debt provision	30,228	(50,850)	—	—	—	302,441	36,542
Inventory provision	—	—	—	—	—	3,521,533	425,486
Minority interests	2,574,818	(137,539)	350,416	42,339	660,107	665,262	80,380
Equity in earnings of associated company	—	—	(1,924,604)	(232,538)	—	(843,902)	(101,964)
Changes in operating assets and liabilities:
Accounts receivable	(5,272,000)	5,324,856	—	—	—	—	—
Due from related parties	(400,000)	(100,000)	(264,547)	(31,964)	20,000	501,790	60,628
Advance to growers	—	—	—	—	(7,036,691)	(6,318,414)	(763,416)
Advances to suppliers	963,469	(5,560,593)	5,727,456	692,014	3,916,444	(2,064,531)	(249,445)
Inventories	(76,787,563)	(55,984,267)	(64,933,683)	(7,845,549)	89,352,791	96,652,995	11,678,003
Income tax receivable	(9,062,281)	8,345,888	(6,081,905)	(734,840)	(3,937,795)	6,597,782	797,171
Prepaid expenses and other current assets	(3,476,476)	(1,465,691)	(1,765,248)	(213,284)	3,402,090	(4,022,840)	(486,055)
Deferred tax assets	(1,161,113)	(569,064)	1,723,167	208,200	(222,324)	(84,479)	(10,207)
Other assets	(367,396)	(59,510)	(81,779)	(9,881)	45,789	(218,621)	(26,415)
Accounts payable	11,061,592	2,405,023	8,267,296	998,888	(743,719)	(14,117,312)	(1,705,710)
Due to growers	35,777,069	(7,141,190)	47,945,793	5,793,003	(35,411,109)	(72,496,902)	(8,759,367)
Due to related parties	—	—	1,413,234	170,753	5,248,916	11,795,299	1,425,155
Advances from customers	2,883,343	16,133,651	5,264,234	636,046	(24,820,734)	(8,762,830)	(1,058,760)
Deferred revenues	69,979,599	(9,468,118)	(27,375,397)	(3,307,606)	(65,295,950)	(37,920,553)	(4,581,714)
Income tax payable	—	—	1,151,985	139,187	2,583,464	(251,567)	(30,395)
Other payables and accrued expenses	(1,755,937)	680,323	2,567,026	310,159	4,705,461	3,889,970	470,001
Other long-term liabilities	2,871,801	—	—	—	—	—	—

Net cash (used in) provided by operating activities	55,976,315	(14,961,297)	42,744,534	5,164,566	24,881,707	23,150,481	2,797,134

Investing activities:
Purchase of plant and equipment	(20,011,477)	(26,995,374)	(15,469,658)	(1,869,106)	(2,679,372)	(12,107,953)	(1,462,932)
Purchase of land use rights	(4,574,443)	(5,956,759)	(535,810)	(64,739)	(505,810)	—	—
Purchase of other assets	—	—	—	—	—	(5,600,000)	(676,615)
Acquisition of cost method investment	—	—	(8,320,000)	(1,005,256)	—	—	—
Acquisition of equity method investment	—	—	(30,000)	(3,625)	—	—	—
Purchase of intangible assets	—	(9,000)	(3,100,000)	(374,554)	(2,713,953)	(2,500,000)	(302,060)
Proceeds on disposal of plant and equipment	—	—	254,908	30,800	—	90,618	10,949

Net cash used in investing activities	(24,585,920)	(32,961,133)	(27,200,560)	(3,286,480)	(5,899,135)	(20,117,335)	(2,430,658)

Financing activities:
Proceeds from borrowings	15,000,000	35,000,000	41,000,000	4,953,785	—	36,880,000	4,455,990
Repayment of borrowings	(5,000,000)	(15,000,000)	(35,000,000)	(4,228,841)	(35,000,000)	(55,000,000)	(6,645,321)
Dividend paid	—	(1,604,128)	(2,000,000)	(241,648)	—	—	—
Issuance of share capital	—	—	82,765	10,000	—	—	—
Contribution from minority shareholders	—	50,000	—	—	—	—	—

Net cash provided by (used in) financing activities	10,000,000	18,445,872	4,082,765	493,296	(35,000,000)	(18,120,000)	(2,189,331)

Net increase (decrease) in cash and cash equivalents	41,390,395	(29,476,558)	19,626,739	2,371,382	(16,017,428)	(15,086,854)	(1,822,855)
Cash and cash equivalents, beginning of year	37,307,578	78,697,973	49,221,415	5,947,129	49,221,415	68,848,154	8,318,511
Cash and cash equivalents, end of year	78,697,973	49,221,415	68,848,154	$8,318,511	33,203,987	53,761,300	$6,495,656

Supplemental disclosure of cash flow information:
Income taxes paid	9,821,705	2,355,531	10,905,237	$1,131,144	6,649,473	1,814,320	$219,213
Interest paid	416,934	483,314	831,166	$100,425	405,291	1,598,976	$193,195

The accompanying notes are an integral part of these consolidated financial statements.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Beijing Origin Seed Technology Inc. (“Beijing Origin”) was established on December 26, 1997 as a private limited liability company in the People’s Republic of China (“PRC”) with an initial operating period of twenty years.

On September 26, 2003, under PRC law, Beijing Origin was converted from a private limited liability company to a joint stock company in order to issue common shares. The registered capital together with the reserves were converted into common shares.

Beijing Origin has six branches located in Lin Ze of Gan Su Province; Zheng Zhou of He Nan Province; Cheng Du of Si Chuan Province; Tie Ling and Shen Yang of Liao Ning Province; Bao Ding of He Bei Province, respectively. Beijing Origin is the majority shareholder of two subsidiaries with 90% and 99% shareholding, respectively, (1) He Nan Origin Seed Cotton Technology Development Co., Ltd (“He Nan Cotton”) (2) Chang Chun Origin Seed Technology Development Co., Ltd (“Chang Chun Origin”).Beijing Origin and its subsidiaries were engaged in the research, development, and distribution of hybridized corn seed and other agriculture seed.

State Harvest Holdings Limited (“State Harvest”) was incorporated under the laws of the British Virgin Islands on October 6, 2004. On December 1, 2004, State Harvest established Beijing Origin State Harvest Biotechnology Limited (“BioTech”), a wholly foreign owned enterprise under the laws of PRC with an operating period of 20 years.

PRC regulations restrict direct wholly foreign ownership of seed industry in the PRC. In order to comply with these regulations while allowing foreign indirect participation, State Harvest conducts substantially all of its business through its variable interest entity Beijing Origin including Beijing Origin subsidiaries: He Nan Cotton and Chang Chun Origin.

Beijing Origin entered into Technical Service Agreements with BioTech. Under these agreements, BioTech shall provide, with its own technical research resource and team, technical services for the production and distribution of agricultural seeds during the period of this agreement. In return, Beijing Origin is required to pay BioTech service fee calculated according to the weight of corn, rice and cotton seeds sold by Beijing Origin.

In addition, State Harvest has been assigned 97.96% voting rights by the shareholders of Beijing Origin through a Consignment Agreement which includes the following terms: (1) The shares of Beijing Origin cannot be transferred without the approval of State Harvest; (2) State Harvest has the right to appoint all directors and senior management personnel of Beijing Origin and (3) The Shareholder rights including voting rights require the transfer of the shares of Beijing Origin to State Harvest or any party designated by the Company within three years upon the removal of the PRC legal restriction.

  STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - continued

Through the consignment agreement described above, State Harvest is deemed the sole beneficiary of Beijing Origin resulting in Beijing Origin being deemed a subsidiary of State Harvest under the requirements of FIN 46 (Revised)”Consolidation of Variable Interest Entities” (“FIN 46 (R)”). The agreements described above provided for effective control of Beijing Origin and its subsidiaries, He Nan Cotton and Chang Chun Origin to be transferred to State Harvest at December 25, 2004. Neither State Harvest nor BioTech had any operating activity prior to entering into the consignment agreement with Beijing Origin. In substance, State Harvest has substantially all the same shareholders of Beijing Origin. This transaction has been accounted for as a reorganization of entities under common control. Accordingly, State Harvest’s consolidated financial statements are prepared by including the consolidated financial statements of Beijing Origin and its subsidiaries through December 24, 2004, and subsequently the Company’s consolidated financial statements include State Harvest and its subsidiary and Beijing Origin and its subsidiaries.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of State Harvest, its majority owned subsidiary, and its Variable Interest Entities, Beijing Origin and its majority owned subsidiaries. All significant inter-company transactions and balances are eliminated in consolidation.

Investments in operating companies in which the Company has the ability to exercise significant influence, which is normally indicated by a 20% to 50% interest, are accounted for under the equity method. The Company’s share of these companies’ earnings or losses are included in the consolidated statement of operations.

Convenience translation into United States dollars

The consolidated financial statements are presented in Renminbi (“RMB”). The translation of RMB amounts at and for the year ended December 31, 2004 and the six-month period ended June 30, 2004 and 2005 into United States dollars has been made for the convenience of the reader and has been made at the exchange rate quoted by the People’s Bank of China on June 30, 2005 of RMB8.2765 to US$1.00. Such translation amounts should not be construed as representations that the RMB amounts could be readily converted into United States dollars at that rate or any other rate.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, inventory valuation, allowance for doubtful accounts, useful lives of plant and equipment and intangible assets, and the valuation allowance for deferred income taxes. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

Concentrations of credit risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-quality institutions and only invests in high quality credit instruments. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore bear minimal risk.

Inventories

Inventories are stated at the lower of cost or market value. Actual cost is used to value raw materials and supplies. Finished goods and work in process are valued at weighted-average actual cost. Weighted-average actual cost includes packaging costs and manufacturing overhead costs.

Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the term of the land use right agreement on a straight-line basis for 50 years.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Plant and equipment, net

Plant and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Shorter of the useful lives or the lease term
Plant and building	20-40 years
Machinery and equipment	10-15 years
Furniture and office equipment	5 years
Motor vehicles	5 years

The Company constructs certain of its plant and facilities. In addition to costs under construction contracts, external costs directly related to the construction of such facilities, including duty and tariff, and equipment installation and shipping costs, are capitalized. Depreciation is recorded at the time assets are placed in service.

Acquired intangible assets, net

Acquired intangible assets consist primarily of purchased technology rights and are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of these assets of 6 to 10 years and recorded in cost of revenues.

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair market value of the asset, is recognized.

Due to growers

The Company purchases seeds from the growers throughout the operating cycle. The majority of the seeds is purchased from the growers from the end of November through the following February.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advances from customers

Beginning in 2003, due to the high demand for the Company’s products, the Company requires all customers to pay cash in full prior to delivery of the seeds. Advances from customers represent cash received from customers in advance of fulfilling a customer’s purchase order. Revenues related to such transactions are recognized when the seeds are delivered and all other revenue recognition criteria are met.

Revenue recognition

The Company derives its revenue primarily from the sale of various branded conventional seeds and branded seeds with biotechnology traits.

Revenue is recognized when pervasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, collectibility is reasonably assured and the right of return has expired. Accordingly, the Company defers revenue until all sale return privileges lapse which generally occurs within 15 days of delivery at which time the selling price has been finalized with the customer.

Amounts billed in excess of revenue recognized are recorded as deferred revenue.

Government subsidies

The Company receives government subsidies in the form of funds for research and development activities and subsidies which reduce the cost of land use rights.

(a)
The Company received RMB610,000, RMB1,137,139 and RMB 70,960 for the years ended December 31, 2002, 2003 and 2004, and (unaudited) Nil and RMB15,000 for six-month period ended June 30, 2004 and 2005 to fund research and development activities.

(b)
The Company received a government incentive of RMB 5,005,148 and RMB3,719,940 for the years ended December 31, 2003 and 2004, and (unaudited) RMB309,052 and Nil for six-month period ended June 30, 2004 and 2005, in the form of a reduction in the cost of land use rights.

Research and development costs

Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising costs

Advertising costs are expensed as incurred. Advertising expenses were RMB817,689, RMB1,806,363 and RMB3,153,745, for the years ended December 31, 2002, 2003 and 2004, and (unaudited) RMB2,414,737 and RMB3,564,841 for the six-month periods ended June 30, 2004 and 2005, and included as part of selling and marketing expenses.

Income taxes

Deferred income taxes are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Fair value of financial instruments

The carrying amounts of financial instruments, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, advances from and payables to growers, short-term borrowings, and income taxes payable, approximate their fair values due to the short-term maturity of these instruments.

Shipping and Handling costs

The Company includes shipping and handling costs as either cost of goods sold or selling and administrative expenses depending on the nature of the expenses. Shipping and handling costs which relate to transportation of products to customers’ locations is charged to selling and marketing expenses and shipping and handling costs which relate to the transportation of corn seed to factories from suppliers and from one factory to another is charged to cost of goods sold. The shipping and handling costs were included as part of cost of revenues in the statement of operations for the years ended 2002, 2003 and 2004 and for the six-month periods ended June 30, 2004 and 2005 were RMB1,968,015, RMB4,752,863, RMB8,089,211 and (unaudited) RMB6,789,915 and RMB5,934,763, respectively. The shipping and handling costs included as part of selling and marketing expenses in the statement of operation for the years ended 2002, 2003, and 2004, and for the six-month periods ended June 30, 2004 and 2005 were RMB1,405,049, RMB3,981,134, RMB6,321,683, and (unaudited) RMB2,463,916 and RMB3,736,875, respectively.

Earning per share

The earnings per share calculation is retroactively restated for the shares outstanding to 2002 and the calculation uses the restated number of 10,000 shares in the denominator for each year presented.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently issued accounting standards

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statement of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly but not predominantly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Group’s financial position, cash flows or results of operations.

In January 2003, the FASB issued Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities”. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. FIN 46 was applicable for periods ending December 15, 2003. In December 2003, the FASB issued FIN 46 (revised), “Consolidation of Variable Interest Entities” (“FIN 46-R”), which provides for the deferral of implementation date to the end of the first reporting period after December 15, 2004, unless the Group has a special purpose entity, in which case the provision must be applied for fiscal years ending December 31, 2004. The Company has adopted the provisions of FIN 46 (revised) since December 25, 2004.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently issued accounting standards - continued

In December 2003, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”. SAB No. 104 revises or rescinds portions of the interpretative guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. It also rescinds the Revenue Recognition in Financial Statements Frequently Asked Questions and Answers document issued in conjunction with Topic 13. Selected portions of that document have been incorporated into Topic 13. The adoption of SAB No. 104 in December 2003 did not have an impact on the Company’s financial position, cash flows or results of operations.

Unaudited interim financial information

The financial information with respect to the six-month periods ended June 30, 2004 and 2005 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the six-month period ended June 30, 2005 are not necessarily indicative of results to be expected for the full year.

3.	RELATED PARTY BALANCES AND TRANSACTIONS

Details of amounts due from and to related parties as of December 31, 2002, 2003 and 2004, and as of June 30, 2005 are as follows:

(1)	Amounts due from shareholders, recorded in due from related parties on the consolidated balance sheet, as of December 31, 2002, 2003 and 2004, and as of June 30, 2005 are as follows:

	December 31,				June 30,
Name of Shareholders	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Yang Ya Sheng	—	300,000	324,226	39,174	24,226	2,927
Zhao Yu Ping	200,000	200,000	203,377	24,573	203,377	24,573
Han Geng Chen	—	—	29,067	3,512	29,067	3,512
Yuan Liang	—	—	21,792	2,633	21,792	2,633
Zhang Wei Dong	—	—	2,640	319	2,640	319
Chen Wei Qiang	—	—	1,655	200	1,655	200
	200,000	500,000	582,757	70,411	282,757	34,164

Amounts due from shareholders are non-interest bearing, unsecured, and have no specific terms of repayment.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

3.	RELATED PARTY BALANCES AND TRANSACTIONS - continued

(2)	Amounts due from related parties as of December 31, 2002, 2003 and 2004, and as of June 30, 2005 are as follows:

Name of related party	Shareholder interested	December 31,				June 30,
		2002	2003	2004	2004	2005	2005
		RMB	RMB	RMB	US$	RMB	US$
						(unaudited)
Li Xian Corn Research Center	*	220,000	20,000	—	—	—	—

He Nan Agriculture University	***	—	—	201,790	24,381	—	—

		220,000	20,000	201,790	24,381	—	—

(3)	Amount due to a shareholder, recorded in due to related parties on the consolidated balance sheets, are as follows:

	December 31,				June 30,
Name of the shareholder	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Yuan Liang	—	—	—	—	8,297,789	1,002,572

	—	—	—	—	8,297,789	1,002,572

The amount due to a shareholder is unsecured, non-interest bearing and has no fixed repayment term.

(4)	Amounts due to related parties as of December 31, 2002, 2003 and 2004, and as of June 30, 2005 are as follows:

Name of related party	Shareholder interested	December 31,				June 30,
		2002	2003	2004	2004	2005	2005
		RMB	RMB	RMB	US$	RMB	US$
						(unaudited)
Shijiazhuang Li Yu Technology Development Co., Ltd.	**	—	—	1,413,234	170,753	4,810,744	581,253

Henan Agriculture University	***	—	—	—	—	100,000	12,082

		—	—	1,413,234	170,753	4,910,744	593,336

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

3.	RELATED PARTY BALANCES AND TRANSACTIONS - continued

(5)	Transactions with related parties for the years ended December 31, 2002, 2003 and 2004, and as of June 30, 2005 are follows:

Name of related party	Shareholder interested	December 31,				June 30,
		2002	2003	2004	2004	2004	2005	2005
		RMB	RMB	RMB	US$	RMB	RMB	US$
						(unaudited)	(unaudited)

Li Xian Corn Research Center	*	1,443,754	4,495,617	—	—	—	—	—

Shijiazhuang Li Yu Technology Development Co., Ltd.	**	—	—	8,242,939	995,945	5,148,916	4,958,223	599,072

He Nan Agriculture University	***	371,000	687,502	1,104,098	253,736	704,098	301,790	36,463

		1,814,754	5,183,119	9,347,037	1,249,681	5,853,014	5,260,013	635,535

The above balances relate to technology usage fees, which are calculated based upon revenue recognized, and are paid to certain related party research centers for the exclusive right to use certain seed technologies.

*	Li Xian Corn Research Center was previously owned by one of the Company’s principal shareholders, Yang Ya Sheng.

**
Shijiazhuang Li Yu Technology Development Co., Ltd. was previously owned by one of the Company’s principal shareholders, Yang Ya Sheng, and from September 2004 onwards, it became the Company’s equity method investment.

***	He Nan Agriculture University is one of the shareholders of Beijing Origin.

(6)	Transactions with a shareholder for the period ended June 30, 2005 are provisions of operating fund (unaudited) RMB8,297,789 to the Company.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

4.	INVENTORIES

Inventories consist of:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Work in progress and supplies	58,517,975	98,469,190	131,457,368	15,883,207	122,722,940	14,827,879
Finished goods	56,385,746	72,418,798	104,364,303	12,609,715	12,924,203	1,561,554
	114,903,721	170,887,988	235,821,671	28,492,922	135,647,143	16,389,433

As of December 31, 2002, 2003 and 2004, and as of June 30, 2005, goods delivered to customers, recorded in finished goods, are RMB46,364,546, RMB43,128,641, RMB 20,801,848 and (unaudited) Nil, respectively. Amounts will be relieved from inventories and recorded in cost of revenues when the related revenue is recognized.

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Employee travel allowance	3,048,877	4,174,814	3,108,682	375,604	3,657,050	441,859
Deposit for land use rights	2,781,200	—	1,200,000	144,989	2,400,000	289,978
Deposit for technology usage fee	—	3,100,000	1,000,000	120,824	—	—
Professional fees	—	—	4,544,699	549,109	7,112,827	859,400
Other prepaid expenses	1,208,486	1,229,440	416,121	50,277	820,024	99,079
	7,038,563	8,504,254	10,269,502	1,240,803	13,989,901	1,690,316

6.	LAND USE RIGHTS, NET

Land use rights, net consist of:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Land use rights	5,293,882	11,250,641	11,786,451	1,424,086	11,786,451	1,424,086
Less: accumulated amortization	116,205	261,905	484,454	58,533	595,728	71,978
Land use rights, net	5,177,677	10,988,736	11,301,997	1,365,553	11,190,723	1,352,108

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

7.	PLANT AND EQUIPMENT, NET

Plant and equipment, net consist of:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Plant and building	16,606,445	28,117,697	30,814,063	3,723,079	31,154,400	3,764,200
Machinery and equipment	10,015,765	17,414,532	19,225,819	2,322,941	19,379,409	2,341,498
Furniture and office equipment	3,032,484	4,675,017	5,549,536	670,518	6,034,156	729,071
Motor vehicles	5,372,341	6,944,417	8,923,270	1,078,145	9,814,398	1,185,815
Leasehold improvements	55,398	55,398	127,899	15,453	127,899	15,453

Total	35,082,433	57,207,061	64,640,587	7,810,136	66,510,262	8,036,037

Less: accumulated depreciation and amortization	3,450,118	6,223,843	10,760,936	1,300,180	13,308,679	1,608,008

Construction in progress	20,516	4,417,475	12,122,213	1,464,655	22,153,292	2,676,650

Plant and equipment, net	31,652,831	55,400,693	66,001,864	7,974,611	75,354,875	9,104,679

Construction in progress relates to various projects where the Company constructs certain of its plant and equipment.

8.	LONG-TERM INVESTMENTS

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Equity method investment	—	—	1,954,604	236,163	2,798,506	338,127
Cost method investment	—	—	8,320,000	1,005,256	8,320,000	1,005,256
Total	—	—	10,274,604	1,241,419	11,118,506	1,343,383

Equity method investment:

In 2004, the Company purchased a 30% equity interest in Shijiazhuang Li Yu Technology Development Co., Ltd. (“Li Yu”) from one of its principal shareholders, Yang Ya Sheng, for RMB30,000 . Li Yu operates as a research and development center specializing in corn seed. The Company accounts for its ownership in Li Yu under the equity method of accounting.

As of December 31, 2004 and June 30, 2005, the Company recorded the pro-rata shares of interest in Li Yu of RMB1,924,604 and (unaudited) RMB2,768,506, respectively.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

Cost method investment:

In 2004, the Company acquired 8% in aggregate of the outstanding shares of Chuang Shi Ji Zhuan Ji Yin Technology Co., Ltd. (“Chuang Shi Ji”) at a consideration of RMB8,320,000. Chuang Shi Ji operates as a research and development center specializing in cotton seed. The Company and Chuang Shi Ji completed this transaction on October 8, 2004 upon obtaining the necessary government approvals. The Company accounts for its ownership in Chuang Shi Ji at cost.

9.	ACQUISITIONS

On February 28, 2002, the Company contributed additional capital of RMB5,850,000 to its majority owned subsidiary He Nan Origin Seed Cotton Technology Development Co., Ltd (“He Nan”), a privately held seed research and development company. Prior to the capital contribution, the Company held a 51% equity interest, which it previously acquired for approximately RMB520,772. Under the terms of the capital contribution contract, the Company now owns 90% of He Nan and the minority interest was diluted to 10%. The capital contributed in excess of the fair value of the net assets of He Nan was recorded as a reduction of the Company’s retained earnings.

10.	ACQUIRED INTANGIBLE ASSETS, NET

Acquired intangible assets consist of the following:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Technology usage agreements	991,559	991,559	4,091,559	494,359	6,591,559	796,419
Others	—	9,000	9,000	1,087	9,000	1,087
	991,559	1,000,559	4,100,559	495,446	6,600,559	797,506
Accumulated amortization	421,240	762,603	1,228,096	148,384	1,852,509	223,827
Acquired intangible assets, net	570,319	237,956	2,872,463	347,062	4,748,050	573,679

Amortization expense for the years ended December 31, 2002, 2003 and 2004, and for the six-month periods ended June 30, 2004 and 2005 were RMB206,328, RMB341,363 and RMB465,493, and (unaudited) RMB107,746 and RMB624,413, respectively.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

Amortization expense on these intangible assets for each of the next five years is as follows:

RMB

Six months ending December 31, 2005	599,753
Year ending December 31,
2006	1,124,964
2007	1,120,000
2008	1,120,000
2009	783,333
Total	4,748,050

The Company enters into technology usage agreements with strategic partners. The Company pays up-front fees for the exclusive rights to certain seed technologies. Amounts are then amortized over the usage period of 6-10 years into cost of revenues.

11.	OTHER ASSETS

Other assets consist of the following:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Prepaid lease	473,261	532,771	614,550	74,252	833,171	100,667
Deposit for acquisition of an investment*	—	—	—	—	5,600,000	676,615
	473,261	532,771	614,550	74,252	6,433,171	777,282

*
On December 28, 2004, the Company entered into an agreement to acquire an additional 7% of the outstanding shares of Chuang Shi Ji for a cash consideration of RMB5,600,000. As of June 30, 2005, the Company had made a payment of (unaudited) RMB5,600,000. On August 4, 2005, the Company obtained necessary government approval and completed the acquisition.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

12.	BORROWINGS
	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Short-term borrowings	15,000,000	35,000,000	41,000,000	4,953,785	21,000,000	2,537,304
Long-term borrowings	—	—	—	—	1,880,000	227,149

At June 30, 2005, short-term borrowings were a bank loan of RMB21,000,000 repayable on May 26, 2006, and bore interest at 5.58% per annum. The loan of RMB21,000,000 was guaranteed and secured by the Company’s Zhongguancun Life Science Park land use right certification. Long-term borrowings were a third party’s loan of RMB1,880,000 repayable on 2008 and 2009 by two installments and bore interest at 2.4% per annum.

At December 31, 2004, short-term borrowings were comprised of two bank loans of RMB 20,000,000 and RMB 21,000,000 repayable on April 22, 2005 and May 30, 2005, and bore interest at 5.31% per annum. Short-term loan of RMB 20,000,000 was guaranteed by a third party, the third party guarantee was secured by the Company’s land use rights certification, and the Company’s Zhongguancun Life Science Park land development contract. Short-term loan of RMB 21,000,000 was guaranteed and secured by the Company’s Zhongguancun Life Science Park land use right certification.

At December 31, 2003, short-term borrowings were comprised of four bank loans of RMB10,000,000, RMB10,000,000, RMB5,000,000 and RMB10,000,000, repayable on March 30, 2004, March 2, 2004, February 1, 2004 and March 28, 2004, respectively, bore interest at 5.04% , 5.04%, 5.04%, and 5.29% per annum, respectively, and were fully repaid in 2004. Short-term borrowings of RMB20,000,000 were guaranteed by a third party. The third party guarantee was secured by the Company’s land use rights certification and the Company’s Zhongguancun Life Science Park land development contract.

At December 31, 2002, short-term borrowings were comprised of a bank loan of RMB15,000,000, repayable on March 28, 2003, bore interest at 5.04% per annum and were fully repaid in 2003. The loan was guaranteed by a third party. The third party guarantee was secured by the Company’s land use rights certification and certain personal assets of the Company’s shareholders.

The costs of the above third party guarantees were not significant.

Interest expense and weighted average interest rate for the years ended December 31, 2002, 2003 and 2004 were RMB416,934 and 5.5%, RMB483,314 and 5.2% and RMB 831,166 and 5.3%, respectively. Interest expense and weighted average interest rate for the six-month periods ended June 30, 2004 and 2005 were (unaudited) RMB405,291 and 5.1%, RMB1,134,394 and 5.5%.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

13.	OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consist of:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)

Other payables	2,101,366	1,981,097	2,325,164	280,936	2,316,152	279,847
Salaries and bonus payables	—	—	—	—	3,400,000	410,802
Accrued welfare benefits	1,333,060	2,054,223	4,022,614	486,028	4,738,805	572,561
Other taxes payable	48,561	132,190	359,312	43,414	113,673	13,734
Other accrued expenses	4,200	—	27,446	3,316	55,876	6,751
	3,487,187	4,167,510	6,734,536	813,694	10,624,506	1,283,695

14.	SHAREHOLDERS’ EQUITY

On October 6, 2004, Yuan Liang, the shareholder of Beijing Origin established the holding company named State Harvest in the British Virgin Islands with US$1. In November 2004, State Harvest issued 9,999 shares at US$1 each.

15.	INCOME TAXES

State Harvest is a tax-exempted company incorporated in the British Virgin Islands. The subsidiary and the Variable Interest Entities incorporated in the PRC and governed by the PRC laws.

The applicable tax rate of the PRC Enterprise Income Tax (“EIT”) to Beijing Origin is 33% (30% of state income tax plus 3% local income tax). However, preferential tax treatment of Beijing Origin as “high technology” company has been agreed with the relevant tax authorities. Beijing Origin is entitled to a preferential tax rate of 15%. Pursuant to the document of (1998) Hai Di Shui Suo Zi 3205 and (2001) Hai Di Shui Qi Mian Zi (1306), Beijing Origin is entitled to a three-year exemption from income taxes commencing in 1998, followed by a 50% reduction in tax rates for the succeeding three years.

In respect of other companies in the Company, according to the document Gan Di Shui Suo Jian Mian Zi (2001) No. 107, Zhang Shi Di Shui Zheng Jian Mian Zi (2002) No. 2 and (2003) No. 1 of Carry through the Advantage Tax Treatment of West Development Strategy, Lin Ze Branch is entitled to a preferential tax rate of 15%.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

15.	INCOME TAXES - continued

According to the document Cheng Guo Shui Shen (2004) 11, Cheng Du Branch is entitled to a preferential tax rate of 15% as “high technology” company, and was exempted from EIT for 2003 and 2004.

According to the document Chang Guo Shui (Gao Xin) Zi (2004) 001, Chang Chun Origin is entitled to a preferential tax rate of 15% as “high technology” company, and was exempted from EIT for 2004 and 2005.

According to the document Yu Di Shui Suo Jian Mian (2003) No. 75, He Nan Cotton is entitled to a preferential tax rate of 15% as “high technology” company, and was exempted from EIT for 2002.

Bao Ding Branch, Shen Yang Branch, He Nan Branch and Tie Ling Branch are subject to income tax at a statutory rate of 33%.

The provision for income taxes consists of the following:

	As of December 31,				Six months ended June 30,
	2002	2003	2004	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)	(unaudited)

Current	2,659,425	8,376,861	5,975,317	721,962	5,295,142	1,562,753	188,818
Deferred	(1,161,113)	(569,064)	1,723,167	208,200	(222,324)	(84,479)	(10,207)
	1,498,312	7,807,797	7,698,484	930,162	5,072,818	1,478,274	178,611

The principal components of the deferred income tax assets are as follows:

	As of December 31,				As of June 30,
	2002	2003	2004	2004	2005	2005
	RMB	RMB	RMB	US$	RMB	US$
					(unaudited)
Noncurrent deferred tax assets:
Net operating loss carry forward	1,571,920	2,288,779	4,325,150	522,582	2,438,904	294,678
Others	157,833	261,116	418,981	50,623	503,460	60,830

Noncurrent deferred tax assets	1,729,753	2,549,895	4,744,131	573,205	2,942,364	355,508
Valuation allowance	(156,669)	(407,747)	(4,325,150)	(522,582)	(2,438,904)	(294,678)

Net noncurrent deferred tax assets	1,573,084	2,142,148	418,981	50,623	503,460	60,830

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

15. INCOME TAXES - continued

The Company did not have any significant temporary differences relating to deferred tax liabilities as of December 31, 2002, 2003 and 2004, and (unaudited) as of June 30, 2005.

A significant portion of the deferred tax assets recognized relate to net operating loss and credit carry forwards. The Company operates through multiple subsidiaries and branches of subsidiaries and the valuation allowance is considered on each individual basis. Where a valuation allowance was not recorded, the Company believes that there was sufficient positive evidence to support its conclusion not to record a valuation allowance as it expects to generate sufficient taxable income in the future.

The valuation allowance in 2002 and 2003 has increased as it relates to the net operating losses of Beijing Branch, Henan Branch and Bao Ding Branch of Beijing Origin. There is significant increase in valuation allowance from 2003 to 2004 as Beijing Origin entered into a technical service arrangement with BioTech in December 2004 which the Company believes will not generate future taxable income to recognize the income tax benefit.

A reconciliation between total income tax expense and the amount computed by applying the statutory income tax rate to income before taxes is as follows:

	Years ended December 31,			Six months ended June 30,
	2002	2003	2004	2004	2005
	%	%	%	%	%
				(unaudited)

Statutory rate	33	33	33	33	33
Effect of preferential tax treatment	(32)	(19)	(31)	(27)	(27)
Permanent book-tax difference	3	6	4	3	1
Change in valuation allowance	1	1	5	-	(4)
Effective income tax rate	5	21	11	9	3

16.	EMPLOYEE BENEFIT PLANS AND PROFIT APPROPRIATION

Full time employees of the Company in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to accrue for these benefits based on certain percentages of the employees’ salaries. The total provisions for such employee benefits were RMB554,707, RMB858,109 and RMB1,576,903 for the years ended December 31, 2002, 2003 and 2004, and (unaudited) RMB701,530 and RMB1,128,086 for the six-month periods ended June 30, 2004 and 2005, respectively.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

16.	EMPLOYEE BENEFIT PLANS AND PROFIT APPROPRIATION - continued

Pursuant to the laws applicable to the PRC, the Company’s PRC subsidiary and the Variable Interest Entities must make appropriations from after-tax profit to non-distributable reserves funds including: (i) the statutory surplus reserve and; (ii) the statutory public welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% for the statutory surplus reserve and 5% for the statutory public welfare fund of after-tax profit (as determined under PRC GAAP at each year-end). These reserve funds can only be used for specific purposes of enterprise expansion and staff welfare and bonus and are not distributable as cash dividends. Appropriations to these reserves by the Company’s PRC subsidiary and the Variable Interest Entities were RMB4,461,877, RMB7,211,767 and RMB9,800,234 for the years ended December 31, 2002, 2003 and 2004, and (unaudited) RMB7,211,767 and RMB9,800,234 for the six-month periods ended June 30, 2004 and 2005, respectively.

17.	COMMITMENTS AND CONTINGENCIES

(a)	Capital commitments

Capital commitments for the purchase of plant and equipment, as of June 30, 2005 (unaudited), are as follows:

June 30,
2005
RMB
(unaudited)

Plant and building construction
- related to Zhongguancun life science park land development project	15,084,555
- related to building projects in Lin Ze branch and Chang Chun Origin	5,043,635
20,128,190
Equipment	1,224,220
21,352,410

The equipment is scheduled to be delivered at the Group’s facility by December 31, 2005. The Company expects to have the facility construction completed no later than 2005.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

17.	COMMITMENTS AND CONTINGENCIES - continued

(b)	Operating lease

The Company leases certain office premises under non-cancelable leases. Rent expense under operating leases for the years ended December 31, 2002, 2003 and 2004, and for six-month periods ended June 30, 2004 and 2005, were RMB1,434,648, RMB2,015,914, RMB2,867,698, (unaudited) RMB1,094,869 and RMB1,963,029, respectively.

Future minimum lease payments under non-cancelable operating leases agreements were as follows:

June 30,
2005
RMB
(unaudited)
Year ended December 31,

2005	647,742
2006	1,449,655
2007	1,381,597
2008	481,225
2009	403,538
Thereafter	8,555,980
12,919,737

(c)	Litigation

In December 2000, the Company signed an agreement to be a guarantor on a loan given to Lin Ze Xian Seed Company by Agriculture Bank of China Lin Ze Branch. Upon Linze Xian Seed Company’s announcement of bankruptcy, the Company was required to repay the outstanding loan. On December 28, 2001 the Company was ordered by the Linze People’s Court to pay RMB2,871,801 to Agricultural Bank of China Lin Ze Branch in fulfillment of the guarantee obligation. The civil judgment of the Zhangye Intermediate People’s Court suspended this decision pending final outcome of Lin Ze Seed Company’s bankruptcy hearings. In 2002, the final judgment was made by the court, accordingly, the Company expensed RMB2,871,801 as one line item in the statement of operations in 2002.

STATE HARVEST HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

18.	SEGMENT AND GEOGRAPHIC INFORMATION

The Company is engaged in the development and distribution of biogenetically altered seeds. In accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, the Company’s chief operating decision maker, the Chief Executive Officer, receives and reviews consolidated results of operations when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information required by SFAS No. 131 can be found in the consolidated financial statements.

All of the Company’s sales and all of the Company’s long-lived assets are located in the PRC.

The Company had no customers which accounted for 10% or more of the Company’s revenues for any of the years presented in the consolidated financial statements.

19.	REORGANIZATION

On December 20, 2004, Chardan China Acquisition Corp. (“CCAC”) entered into a Stock Purchase Agreement (“Purchase Agreement”) with the State Harvest, and all the stockholders of the State Harvest (“the Company shareholders”) for CCAC’s acquisition of the State Harvest.

For the acquisition, CCAC will form its wholly-owned subsidiary under the laws of the British Virgin Islands, under the name Origin Agritech Limited (“Agritech”), and at the time of the closing, CCAC will merge with and into Agritech for the purpose of redomestication out of the United States to secure future tax benefits. This redomestication merger will be achieved by a one-for-one exchange of all the outstanding common stock of CCAC for common stock of Agritech and the assumption of all the rights and obligations of CCAC by Agritech, including assumption of the outstanding warrants of CCAC on the same terms as they currently exist. Then, Agritech immediately will acquire all the common stock of the State Harvest by the issuance of shares and payment of cash consideration, making it a wholly owned subsidiary.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of State Harvest Holdings Limited (“State Harvest”) as of June 30, 2005 and the historical balance sheet of Chardan Capital Acquisition Corp. (“Chardan”) as of June 30, 2005.

The following unaudited pro forma condensed consolidated statements of operations combine historical statements of operations of State Harvest and Chardan for the year ended December 31, 2004 and the six-months ended June 30, 2005, giving effect to the transaction described in the Stock Purchase Agreement dated December 20, 2004 (the “Transaction”) as if it had occurred on January 1, 2004.

We are providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of State Harvest and Chardan and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

The unaudited pro forma condensed consolidated financial statements were prepared treating the Transaction as a reverse acquisition under the purchase method of accounting with State Harvest treated as the acquirer. Since Chardan is not an operating company, the Transaction is treated as the issuance of shares of State Harvest for the net tangible assets (consisting principally of cash) of Chardan. Therefore, no goodwill has been recorded in the Transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

(a)	to record the release of funds held in trust by Chardan

(b)	to record the payment of the $10,000,000 initial cash payment, net of $250,000 hold back to secure indemnification obligations

(c)	to reclassify common stock held in trust to permanent equity and to record related deferred interest as income

(d)	to record the issuance of 10,200,000 shares of Chardan common stock for all the shares of State Harvest

(e)
to eliminate the accumulated deficit (as adjusted for additional interest income per Item C) of Chardan as the accounting acquiree under the reverse acquisition application of the purchase method of accounting

(f)	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Year ended December 31, 2004	Six months ended June 30, 2005 Primary	Six Months ended June 30, 2005 Diluted
Shares issued in the Transaction	10,200,000	10,200,000	10,200,000

Chardan weighted average shares	4,039,000	4,900,000	7,745,551
	14,239,000	15,100,000	17,945,551

Options and warrants have not been considered in 2004 since the related exercise prices are in excess of the market prices during the period.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2005

	State Harvest	Chardan	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$6,495,656	$9,116	$20,974,761	(a)	$17,729,533
			(9,750,000)	(b)
Investments held in trust		20,974,761	(20,974,761)	(a)	—
Due from related parties	34,164				34,164
Advances to growers	763,416				763,416
Advances to suppliers	448,039				448,039
Inventories	16,389,433				16,389,433
Income tax receivable	112,825				112,825
Prepaid expenses and other current assets	1,690,316	9,369			1,699,685
Total Current Assets	25,933,849	20,993,246	(9,750,000)		37,177,095

Land use rights, net	1,352,108				1,352,108
Plant and equipment, net	9,104,679				9,104,679
Equity investment	1,343,383				1,343,383
Acquired intangible assets, net	573,679				573,679
Deferred income tax assets	60,830				60,830
Other assets	777,282				777,282

Total assets	$39,145,810	$20,993,246	$(9,750,000)		$50,389,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short term borrowings	$2,537,304				$2,537,304
Accounts payable	1,042,017				$1,042,017
Due to growers	1,312,149				1,312,149
Due to officers and related parties	1,595,908	10,170	250,000	(b)	1,856,078
Advances from customers	8,448,096				8,448,096
Advances from Stockholder		55,950			55,950
Deferred revenue					—
Deferred interest		89,688	(89,688)	(c)	—
Other payables and accrued expenses	1,392,487	520,644			1,913,131
Total Current Liabilities	16,327,961	676,452	160,312		17,164,725

Other long-term liabilities	574,132				574,132
Total Liabilities	16,902,093	676,452	160,312		17,738,857

Common stock subject to redemption		4,103,450	(4,103,450)	(c)	—

Minority interests	507,384				507,384

Shareholders’ equity (deficiency):
Common stock	10,000	490	(10,000)	(d)	1,510
			1,020	(d)
Additional paid-in capital	12,082,402	17,163,483	4,103,450	(c)	22,497,374
			(12,082,402)	(d)
			1,230,441	(b)(d)(e)
Retained earnings (accumulated deficit)	9,643,931	(950,629)	89,688	(c)	9,643,931
			860,941	(e)
Total shareholders’ equity	21,736,333	16,213,344	(5,806,862)		32,142,815

Total liabilities and shareholders’ equity	$39,145,810	$20,993,246	$(9,750,000)		$50,389,056

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2005

	State Harvest	Chardan	Pro Forma Adjustments		Pro Forma Combined

Revenues	$25,198,367				$25,198,367
Cost of revenues	15,699,995				15,699,995
Gross Profit	9,498,372				9,498,372
Operating expenses
Selling and marketing expenses	1,813,559				1,813,559
General and administrative expenses	1,751,143	$473,686			2,224,829
Research and development expenses	434,540				434,540
Total operating expenses	3,999,242	473,686			4,472,928
Income from operations	5,499,130	(473,686)			5,025,444
Interest expense	(193,195)				(193,195)
Interest in income	101,963	191,291	$48,143	(c)	341,397
Interest in affiliates	35,907				35,907
Other income	1,599				1,599
Income before income taxes and minority
Interests	5,445,404	(282,395)	48,143		5,211,152
Income taxes	178,611				178,611
Income before minority interests	5,266,793	(282,395)	48,143		5,032,541
Minority interests	(80,380)				(80,380)

Net income (loss)	$5,186,413	$(282,395)	$48,143		$4,952,161

Net income per share-basic	$518.64	$0.06		(f)	$0.33

Net income per share-diluted	$518.64	$0.06		(f)	$0.28

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

			Pro Forma		Pro forma
	State Harvest	Chardan	Adjustments		Combined

Revenues	$36,430,799				$36,430,799
Cost of revenues	21,544,457				21,544,457
Gross Profit	14,886,342				14,886,342
Operating expenses
Selling and marketing expenses	2,463,576				2,463,576
General and administrative expenses	2,917,851	$834,182			3,752,033
Research and development expenses	818,416				818,416
Total operating expenses	6,199,843	834,182			7,034,025
Income from operations	8,686,499	(834,182)			7,852,317
Interest expense	(100,425)				(100,425)
Interest income	44,948	166,483	$41,545	(c)	252,976
Equity in earnings of associated company	232,538				232,538
Other income	18,017				18,017
Income before income taxes and minority
Interests	8,881,577	(667,699)	41,545		8,255,423
Income taxes	930,162				930,162
Income before minority interests	7,951,415	(667,699)	41,545		7,325,261
Minority interests	(42,339)				(42,339)

Net income (loss)	$7,909,076	$(667,699)	$(41,545)		$7,282,922

Net income per share - basic and diluted	$790.91	$(0.17)		(f)	$0.51